UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           --------------------------

       Date of Report (Date of earliest event reported): May 18, 2004
                           --------------------------



                             MARCONI CORPORATION PLC

             (Exact name of registrant as specified in its charter)

                           --------------------------



      England and Wales                 33-12430                    xxx
 ----------------------------   ------------------------    -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


       New Century Park, PO Box 53,
       Coventry, CV3 1HJ

       ----------------------------------------          ----------
       (Address of principal executive offices)          (Zip Code)


               Registrant's telephone number, including area code:


               ---------------------------------------------------
          (Former name or former address, if changed since last report)



 ==============================================================================

Item No. 12    Press release dated 18 May, 2004 - Preliminary Results




                                                                Press enquiries:
                   David Beck, tel: 0207 306 1490; email: david.beck@marconi.com

                                                             Investor enquiries:
             Heather Green, tel: 0207 306 1735; email: heather.green@marconi.com



                  MARCONI CORPORATION PLC: PRELIMINARY RESULTS
               FOR THE THREE MONTHS AND YEAR ENDED 31 MARCH 2004


The attached press release filed with the London Stock Exchange this morning, May 18, 2004, contains references to certain adjusted U.K. GAAP measures. As we are an English company and we prepare our consolidated statutory financial statements under U.K. GAAP, we evaluate our performance using U.K. GAAP measures.

We use adjusted  gross margin  before  exceptional  items (as defined under U.K.
GAAP) as a measure for our gross margin as it eliminates material one-off items and is more representative of the underlying margin performance of the business at the period end.

We use adjusted operating cost run-rate before share option costs, goodwill amortization, exceptional items (as defined under U.K. GAAP) and other material one-off items as it is more representative of the recurring cash costs required to support our ongoing business. The exit run-rate is calculated on the last day of the period so that the full benefit of cost saving measures actioned during the period are included in the calculation.

An explanation of the adjusted U.K. GAAP measures and a comparison with the unadjusted U.K. GAAP measures is provided in the Group Operating and Financial Review also filed with the London Stock Exchange this morning
May 18, 2004.








                       Highlights: Continuing Operations

- Market stability reaffirmed
         *Increasing stability in year-on-year sales
         *FY05 guidance reiterated: low single-digit sales growth on constant currency basis, fuelled by Access Hub success
         *FY04 frame contract renewals with Telecom Italia and Belgacom; new
          FY04 business wins with BT, Telstra and Teliasonera

- All FY04 operational targets delivered
         *Q4 gross margin 30.5% before c.1% benefit from non-recurring software licence sale
         *Annualised operating cost exit run-rate(1) GBP387m at 31 March 04 *Positive operating cashflow (before exceptionals) generated in each quarter; Q4 GBP50m sufficient to cover GBP35m exceptional cash costs

- Q4 operating profit GBP8 million (before goodwill amortisation and exceptionals)

- Further gross margin improvement targeted during FY05
(in addition to 2 percentage point benefit from cost reallocations effective 1 April 2004)
         *Aiming to reach mid-thirties gross margin (before exceptionals)
          during Q4 FY05
         *Target FY05 gross margin (before exceptionals): around 33% of sales

- Further strengthening of Group financial condition at 31 March 04
         *Net cash increased to GBP214m (pro forma 31 March 2003: net debt
          GBP25m)
         *Continued focus on Senior Notes paydown confirmed (reduced to GBP242m at 22 April 04)
         *GBP107m reduction in FRS17 pension deficit

London - 18 May 2004 - Marconi Corporation plc (MONI) today provided results for the three months and year ended 31 March 2004.

Commenting on the results, Mike Parton, Chief Executive, said: "Our fourth quarter results represent a significant milestone in our recovery. We delivered profit, our sales have stabilized and we have cash in the bank. All of our energy is now turned to profitably growing our business."


Key Group Financials
GBPm                                      Quarter ended            Year ended
Profit & Loss:                       31.03.04    31.03.03     31.03.04   31.03.03

Sales
.. Continuing Operations                   378         405        1,453      1,819
.. Discontinued Operations                  16          25          105        183

Adjusted Gross Margin
.. Continuing Operations                  31.5%       24.4%        27.2%      20.6%

Group Operating Profit/(Loss)
before share option costs, goodwill
amortisation and exceptional items         22         (28)         (31)      (308)

Share Option Costs                        (12)          -          (31)         -

Group Operating Profit/(Loss) before
goodwill amortisation and
exceptional items                          10         (28)         (62)      (308)

Goodwill Amortisation                     (24)        (22)         (98)      (104)

Operating Exceptional Items               (12)        (66)         (81)      (317)

Share of JVs and Associates                 -         (13)         (13)      (129)

Total Operating Loss                      (26)       (129)        (254)      (858)

Non-Operating Exceptional Items            72         127          177        141

Amounts written off investments             -           1           (2)       (40)

Gain/(loss) on waiver of balance
payable to M(2003) plc group                -        (129)          25       (315)

Net Interest Payable                       (5)        (71)         (35)      (242)

Net Finance (Expenditure)/Income          (30)        (39)         (82)       (14)

Profit / (Loss) before Taxation            11        (240)        (171)    (1,328)

Tax Credit / (Charge)                       5         195           19        185

Profit / (Loss) after Taxation             16         (45)        (152)    (1,143)

Balance Sheet:
Gross financial indebtedness               (305)    (4,775)
Cash                                        519      1,158
Net cash/(financial indebtedness)           214     (3,617)
Net assets/(liabilities) after
retirement benefit deficits                 352     (3,332)

Cash Flow:
Net cash inflow/(outflow) from
operating activities before
exceptional items                           51          78         151          8
Exceptional cash outflows from
operating activities                       (35)        (76)       (166)      (329)
Cash inflow/(outflow) before use of
liquid resources and financing              98          44         167        (51)
Decrease in cash and net bank
balances repayable on demand               (81)         (7)       (486)      (250)

See Group Operating and Financial Review for full Financial Statements and
Notes.

Important Notice

This news release should be read in conjunction with Marconi Corporation Group Preliminary Accounts and Operating and Financial Review for the three months and year ended 31 March 2004.

An electronic version of our audited annual report and accounts together with our US GAAP 10-K filing will be made available on our website in June 2004.

Throughout the period of restructuring which has spanned the two financial years ended 31 March 2002 and 2003, the Group incurred significant exceptional items and recorded a significant impairment of goodwill. In order to present more clearly the underlying business in this Press Release and in the accompanying Operating and Financial Review, management also presents and focuses its commentary on adjusted gross margins, operating losses and cash flows after removing the impact of these material items.

Analyst Presentation and Conference Call

Management will host a presentation for analysts and investors at 3:00 p.m. (UK time) today 18 May 2004 at The Mayfair Conference Centre, Lex House, 17 Connaught Place, London, W2 2EL.

The presentation will be broadcast live via a conference call, which can be accessed on Marconi's web-site or by dialling +44 (0) 20 8996 3900 (in the UK), or +1 617 847 3007 (in the US) and quoting "Marconi Annual Results".

A replay facility will be available for 14 days by dialling +44 (0) 1296 618 700, access code 238057 (in the UK) or +1 617 801 6888, access code 60179265 (in the US).

About Marconi Corporation plc

Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company's core business is the provision of innovative and reliable optical networks, broadband routing and switching and broadband access technologies and services. The company's customer base includes many of the world's largest telecommunications operators.

The company is listed on the London Stock Exchange under the symbol MONI and on Nasdaq under the symbol MRCIY.
Additional information about Marconi Corporation can be found at www.marconi.com.

Copyright (c) 2004 Marconi Corporation plc. All rights reserved. All brands or product names are trademarks of their respective holders.

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its business plan, operations and financial performance and condition and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates", "aim", "believe", "assume", "should" and words of similar import, which are predictions of or indicate future events and future trends. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve known and unknown risk and uncertainty because they relate to events and depend on circumstances which may occur in the future and which in some cases are beyond our control. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, future revenues being lower than expected; increasing competitive pressures within the industry; general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in Marconi's Form 20-F annual report for year ended 31 March 2003, and Form 10-Q for the quarter 31 December 2003 as filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

INTRODUCTION

This is an unaudited preliminary report prepared under UK Generally Accepted Accounting Principles (GAAP).

References to pro forma balances are to reflect our financial position as at 31 March 2003 as adjusted for the estimated impact of the Scheme of Arrangement and financial restructuring that became effective on 19 May 2003. This information was previously disclosed in Note 1 to our financial statements for the year ended 31 March 2003.


CONTENTS

Section  Section                                                      Page
No.

     1   Overview                                                         3
     2   Outlook and FY05 Financial Targets                               5
     3   Reporting Structure                                              8
     4   Accounting for the Financial Restructuring                       9
     5   Board Changes                                                    9
     6   Results of Operations                                           10
     7   Financial Condition                                             29
     8   Liquidity and Capital Resources                                 33
     9   Risk Management                                                 37
    10   Group Preliminary Financial Statements                          39
    11   Notes to the Preliminary Financial Statements                   43



FORWARD-LOOKING STATEMENTS

This document contains certain statements that are not historical facts, including statements about Marconi's expectations and beliefs and statements with respect to its plans and other objectives. Such statements are forward-looking statements. These statements typically contain words such as "intends", "expects", "anticipates", "estimates" and words of similar import. Undue reliance should not be placed on such statements, which are based on Marconi's current plans, estimates, projections and assumptions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances which may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, future revenues being lower than expected; increasing competitive pressures within the industry and general economic conditions or conditions affecting the relevant industries, both domestically and internationally, being less favourable than expected. Marconi has identified some important factors that may cause such differences in the Company's Form 20-F annual report for year ended 31 March 2003 and Form 10-Q for the quarter ended 31 December 2003 as filed with the US Securities and Exchange Commission. Marconi disclaims any obligation to publicly update or revise these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

OVERVIEW

We are a focused multi-regional provider of telecommunications equipment and services, which we supply to major telecommunications network operators, government agencies and selected large enterprises worldwide.

Marconi Corporation plc is listed on the London Stock Exchange (ticker symbol:
MONI) and on NASDAQ (ticker symbol: MRCIY).

FY04 Overview

- Market stability reaffirmed
- Significant contract renewals and new business wins
- All FY04 operational targets delivered
- Positive operating cash flow generated in each quarter
- Further business disposals completed
- Financial position strengthened


Sales


(see pages 10 to 19 for full analysis and commentary)

Overall during the financial year ended 31 March 2004, our major telecommunications customers have invested a lower level of capital expenditure in their networks than in the previous twelve-month period and this has been a significant contributing factor to the overall 20 per cent year-on-year decline in sales from Continuing Operations from GBP1,819 million to GBP1,453 million.

We have however seen an increasing stabilisation of demand throughout the course of the year. This was evidenced by three quarters of modest sequential sales growth to GBP378m in the final quarter of the year, from a low first quarter performance when sales from Continuing Operations amounted to GBP342 million. We have also seen a marked reduction in the quarterly decline in sales from Continuing Operations compared to the corresponding quarters of the previous year, with a 7 per cent decline in the fourth quarter ended 31 March 2004 (versus the fourth quarter ended 31 March 2003) compared to a 33 per cent decline in the first quarter ended 30 June 2003 (versus first quarter ended 30 June 2002).

We have successfully renewed a number of frame contracts and been awarded significant new business wins since completion of our financial restructuring in May 2003. These include a number of important wins for our next generation products including contracts with Telecom Italia, BT, TeliaSonera and Belgacom, as well as major long-term service contracts in the UK, Germany and Middle East.

Operational Performance

(see pages 20 to 29 for full analysis and commentary)

We made solid progress on gross margin improvement throughout the course of the financial year, targeting an exit run-rate in the range of 28 to 30 per cent by 31 March 2004.

Through a series of cost reduction actions covering our supply chain and manufacturing activities, procurement processes and product design and engineering, we increased adjusted gross margin in our Continuing Operations from 22.5 per cent in the first quarter of the year to 31.5 per cent in the fourth quarter. In particular, in the final quarter of the year, we benefited from further cost reductions from transferring our outsourced supply chain activities with Jabil from the UK to Hungary as well as a favourable business mix, namely the non-recurring sale of software licences to a US service provider that added approximately 1 percentage point to adjusted gross margin. In addition, we benefited from an increased proportion of sales of high margin BBRS equipment and an increased proportion of cost reduced Optical Network products.

Adjusted gross margin of 27.2 per cent from Continuing Operations for the year ended 31 March 2004 represented a 6.6 percentage point increase on the 20.6 per cent recorded in the previous financial year.

After a GBP9 million exceptional credit to cost of sales recorded during the first nine months of the year (GBPnil exceptional items in cost of sales in the final quarter), gross margin from Continuing Operations amounted to 27.8 per cent (FY03: 19.4 per cent after GBP21 million exceptional charge in cost of sales). These exceptional items related to the release of certain provisions no longer required following reassessments of our outsourced supply chain arrangements with Jabil.

We recorded an annualised run-rate of operating costs before share option costs, goodwill amortisation and non-recurring items in our Continuing Operations of GBP387 million at 31 March 2004, slightly better than our GBP390 million target. This has mainly been achieved through headcount and other associated cost reductions throughout the business.

For the year as a whole, adjusted operating expenses in Continuing Operations amounted to GBP436 million and total operating expenses GBP650 million including share option costs (GBP31 million), goodwill amortisation (GBP93 million) and operating exceptional costs (GBP90 million). This compared to adjusted operating expenses of GBP665 million and total operating expenses of GBP1,031 million in the previous year.

The GBP90 million of operating overhead exceptional costs, of which GBP12 million were charged to operating expenses during the final quarter of the year, related mainly to the Group's operational restructuring initiatives and costs to complete the Group's financial restructuring incurred during the first half of the financial year.

The combination of these gross margin improvements and reduced operating expenses throughout the course of the year, enabled the Group to record a GBP20 million adjusted operating profit from Continuing Operations in the final quarter of the year, compared to an adjusted operating loss of GBP43 million in the first quarter.

The adjusted operating loss of GBP41 million for the year as a whole compared to an adjusted operating loss of GBP291 million in the previous year.

Cash and Debt

We generated positive operating cash flow (before exceptional cash costs) in each quarter of the financial year. The GBP51 million generated during the final quarter (before GBP35 million of exceptional cash costs) brought the total Group operating cash inflow for the year as a whole to GBP151 million (before GBP166 million of exceptional cash costs consisting of GBP97 million operational restructuring, GBP34 million financial restructuring and GBP35 million ESOP creditor cash costs) (FY03: GBP8 million before GBP329 million of exceptional cash costs).

We achieved this through our improved operating result and continued tight control of working capital. By the final quarter of the financial year, Group net stock turns had increased to 6.1 (Q1 5.3) and debtor days had reduced to 60 (Q1 90 days). The improvement was mitigated to some extent as we reduced our creditor days to 53 days (Q1 61 days).

In addition during the year, we generated a net GBP182 million non-operating cash inflow (of which GBP82 million was in the final quarter) mainly as a result of business and asset disposals - including the sale of our stakes in Easynet Group plc and the disposal of our North American Access business as well as outsourcing manufacturing transactions and IT.

Since we emerged from our financial restructuring in May 2003, we have focused on the rapid pay down of our Junior and Senior Notes, which totalled approximately GBP750 million at the time of issue. By 31 March 2004, we had redeemed the Junior Notes in their entirety and had reduced the Senior Notes to GBP265 million. There has been a further reduction to GBP242 million since the year-end of 31 March 2004. This, combined with the benefit of foreign exchange movements, has allowed us to realise an approximate GBP47 million saving in our annual interest payments. The Note redemptions and repurchases undertaken during the year are reflected in our cash flow statement, as are the payments made to Group creditors (GBP340 million) and ESOP creditors (GBP35 million) at the time of completion of the financial restructuring.

In total during the year we recorded GBP167 million cash inflow before payment of financial scheme consideration, Notes paydown and repurchases and other net cash outflows from financing (of which GBP98 million was in the final quarter).

As a result of all of the above, we have been able to transform pro forma net debt at 31 March 2003 of GBP25 million to an actual net cash position of GBP214 million at 31 March 2004 through our debt paydown initiatives.


Balance Sheet

The other main balance sheet movement recorded during the final quarter of the year was a GBP91 million reduction in our pension deficit following actuarial reviews undertaken in accordance with UK accounting standard FRS17 at the end of the financial year. This was a contributing factor to the GBP100 million increase in net assets between 31 December 2003 and 31 March 2004. Other factors were the operating loss, interest payable and finance expenditure being offset by non-operating exceptional gains from the disposal of discontinued operations and investments.


OUTLOOK and fy05 financial targets

SALES
The following sales outlook reiterates the position we disclosed at the time of our Trading Update on 22 April 2004. It is based on our view of the expected like-for-like sales profile of our Continuing Operations and does not take into consideration any impact of future foreign exchange movements.

We re-affirm our view that market demand is stabilising and are anticipating a return to year-on-year stability in the first quarter to the level of sales recorded in the corresponding period of the last financial year (GBP342 million) on a constant currency basis and excluding North American Access. This profile of reduced sales in the first quarter compared with the final quarter of the preceding financial year is driven by the seasonal buying patterns of our major customers.

It remains difficult to predict accurately the timing and volume of deliveries beyond the current quarter but based on our latest view of existing frame contract run-rates and our order pipeline, we see potential for low single digit growth in sales for the current financial year as a whole (compared to the year ended 31 March 2004) on a constant currency basis. From a product perspective, we expect relatively stable trading in Optical Networks, BBRS, OPP and Value-Added Services with strong growth in Access Networks, mainly fuelled by the initiation of volume deployment of our Access Hub to deliver broadband services from BT's 21st Century Network.

We continue to experience a strong level of interest in our next generation multi-service network offering through ongoing tenders and product trials and believe that we are well-positioned for this to translate to growth opportunities for the business in the medium-term.

Operational Performance

Gross Margin

During the last financial year, we focused equally on gross margin improvement and operating cost reduction. As we enter this new financial year, our primary focus is on continued improvement in adjusted gross margin (before exceptional items), whilst maintaining tight control of operating expenditure.

Cost Reclassification

Effective 1 April 2004, we have reclassified certain costs, which were previously accounted for within cost of sales and are now treated as R&D expenses. These reallocations result mainly from a change in the way in which we organise our new product introduction activities in light of our continued move towards an outsourced supply chain model. They do not represent changes of accounting policy but are viewed by management as a more appropriate allocation of costs in order to increase control and accountability within the context of our increasingly outsourced manufacturing and supply chain activities. If this new organisation had been in place from 1 April 2003, our reported adjusted gross margin for the financial year ended 31 March 2004 would have been approximately 29.2 per cent or approximately 2 percentage points higher than the actual reported adjusted gross margin of 27.2 per cent. Similarly, R&D expenses in the same period would have been approximately GBP215 million or GBP30 million higher than the actual reported R&D expenses.

Gross Margin Targets FY05

In the first quarter (to 30 June 2004) we expect to see a combination of lower sales volumes described above and a less favourable business mix (in particular, the absence of a non-recurring high margin software sale and seasonally lower level of high margin BBRS sales). Despite this, due to the benefits of previously generated supply chain and product cost reductions we expect to achieve a first quarter adjusted gross margin within our previously targeted range of 28 to 30 per cent (or 30 to 32 per cent when adjusted for the cost reallocations described above).

Building from this slightly reduced first quarter base and through further cost savings and business efficiency improvements described below, we expect to increase adjusted gross margin throughout the financial year, with a larger proportion of the planned improvements expected in the second half. By the fourth quarter, we expect to achieve an adjusted gross margin in the mid-thirties (after cost reallocations described above).

For the year as a whole, this phasing of expected gross margin improvement translates to a full year target margin in the region of 33 per cent (after cost reallocations), or approximately 4 percentage points above the adjusted gross margin of 29.2 per cent recorded for the financial year ended 31 March 2004 (after cost reallocations).

For planning purposes, when setting our gross margin target, we have assumed on average high single digit price declines year on year.

We expect the following factors to contribute to our underlying gross margin improvement during the year:

i) further efficiency gains and the benefit of further transfers of our outsourced manufacturing operations to low cost locations in East Europe and Asia Pacific
ii) increased sourcing of components from low cost locations, particularly in Asia Pacific
iii) further benefit of product cost reductions through increased sales of new, cost reduced products and additional planned product re-design and re-engineering initiatives


Operating Expenses

We will continue to maintain a tight control over operating costs across all areas of expenditure and realise cost savings as appropriate and where we identify opportunities. Our actions in the current financial year will be particularly focused on increasing efficiency in areas of general and administrative expense. We plan to re-invest a substantial proportion of any savings into incremental sales and marketing and research and development resource, where business cases justify such additional investment.

The cost reallocations described above would have increased total adjusted operating expenses in the financial year ended 31 March 2004 by approximately GBP30 million had the revised allocations been introduced from 1 April 2003.

Based on the level of share options granted and the share price as at 31 March 2004, and assuming that all performance triggers are met, we estimate that we will incur share option costs including payroll taxes of approximately GBP29 million during the financial year ending 31 March 2005. This will be split approximately GBP11 million, GBP8 million, GBP6 million and GBP4 million across the four quarters of the year respectively.

Operating Cash

We will continue to focus on operating cash generation during the financial year by maximising the conversion of our operational performance to positive operating cash contribution and maintaining our tight working capital management disciplines.

Restructuring Provisions and Exceptional Cash Costs

During the financial year ended 31 March 2004, we incurred cash costs of GBP97 million in relation to our operational restructuring efforts. A number of specific initiatives, namely headcount reductions in Germany and Italy and early settlement of onerous leases - are ongoing and we therefore expect to incur further exceptional cash costs during the financial year. We estimate that these will be in the region of GBP35 million.

Approximately two-thirds of these cash costs will be paid out of our existing exceptional provisions for restructuring (GBP41 million at 31 March 2004) and supplier liabilities (GBP6 million at 31 March 2004), with the balance being recorded as an exceptional charge to the Profit and Loss account during the year as the costs are incurred.

We will continue to target the early settlement of onerous leases where this represents an economic benefit for the Group.

In addition to the above, as disclosed in Note 4a to the accounts, we have agreed to pay $23.5 million (approximately GBP13 million) to Telcordia in exchange for a licence to its ATM patent portfolio and in full and final settlement of a previously disclosed lawsuit. We are in the process of negotiating formal definitive agreements and currently expect to make payments over the next three years. These costs were fully provided for at 31 March 2004 and will be reported as exceptional operating cash outflows in our financial statements.

TAX

At 31 March 2004, we had unrecognised deferred tax assets of GBP659 million. These assets have not been recognised in respect of operating losses, pension scheme deficits and exceptional items as we are not sufficiently certain that the Group will be able to recover those assets within a relatively short period of time.

Based on our long-term financial modelling and taking into account local tax regulations and restrictions currently in force, we estimate that we should be able to utilise approximately GBP200 million of these deferred tax assets over an approximate time period of ten years.

We will incur ongoing tax cash costs where losses are unavailable to cover any historic tax audit adjustments and/or future taxable profits.

Capital Structure Considerations

Following a review of our capital structure undertaken during the fourth quarter, we confirm our continued focus on paying down our Senior Notes in order to reduce our annual interest costs.

We continue to manage our US-based Outside Plant & Power business for value. Cash proceeds from a disposal of this business would be used, in accordance with the terms of the Notes, to fund a mandatory redemption of the Senior Notes at 110 per cent of par value. Similarly, we continue to pursue further releases of performance bond cash collateral, which amounted to GBP85 million at 31 March 2004.

The Board has concluded that the make-whole mechanism incorporated within the terms of the Senior Notes currently precludes an immediate elimination of the Notes through an optional redemption on economic grounds. The terms of the Notes allow the Group to exercise an option to redeem all outstanding Notes in their entirety at the higher of 110 per cent of par value or make-whole. In practise a re-financing would require exercise of the option and so would trigger the make whole mechanism. Full details of the make whole mechanism were previously disclosed in the Group's prospectus dated 31 March 2003.

Going forward, for planning purposes and in the context of the cyclical nature of the telecommunications markets in which we operate, we will target to retain a strong cash position in order to provide sufficient cash flexibility for the Group to cover working capital requirements and sustained investment in research and development.

REPORTING STRUCTURE

Segments
During the year to 31 March 2004, our financial reporting reflected our previous and new reporting structures as we were unable to provide comparative information for our new segments. Our previous structure split the business into three segments: Network Equipment, Network Services and Other (including analysis of central costs). Our new structure separates the group of businesses we refer to as our North American Ring Fence (NARF) from the rest of the Group, which, for reporting purposes, we refer to as our Non-Ring Fenced businesses (Non-NARF).

NARF mainly comprises the equipment and services activities of three US-based businesses: Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and North American Access (NAA) until the date of its disposal on 20 February 2004 (irrespective of the country of destination of sales).

Non-NARF mainly comprises our European and Rest of the World based businesses:
Optical Networks, Access Networks, Other Network Equipment and Network Services and includes central costs.

In certain specific cases prior to the completion of our financial restructuring and the implementation of the North American Ring Fence, we entered into contracts with customers for the supply of equipment or services, which now form part of our Non Ring-Fenced business but did this through legal entities, which now form part of NARF (or vice versa). In our analysis of sales by product area on page 16, we show these sales in the product or service area from which the sale originated rather than through the legal entity which invoiced the final customer, and provide a detailed footnote to reconcile the product area sub-totals to the NARF and Non-NARF sales.

In the year to 31 March 2004, we provide comparative data for the corresponding period of the previous financial year relating to our former structure. As the ring-fence mechanism was only established during the first half of the financial year, with the exception of sales, we do not have meaningful comparative data and therefore do not disclose NARF and Non-NARF financials for the corresponding period of the year ended 31 March 2003.

Discontinued Operations
Discontinued operations comprise our North American Access (NAA) business sold in February 2004 and our Italian-based Strategic Communications business, the disposal of which was completed in August 2002.

We sold NAA for GBP121 million cash proceeds net of costs, disposing of net assets of GBP9 million and related goodwill of GBP46 million. This led to a profit of GBP66 million, recognised within non-operating exceptional items in the Profit and Loss Account. In addition, we incurred tax cash costs on the disposal amounting to GBP8 million.


ACCOUNTING FOR THE FINANCIAL RESTRUCTURING

On 19 May 2003, the financial restructuring of the Group was completed and the Schemes of Arrangement for Marconi Corporation plc (the Company) and M (2003) plc (formerly known as Marconi plc) became effective.

As a result of the Company's Scheme of Arrangement specific borrowings and creditors amounting to GBP4,816 million were cancelled, comprising bank loans (GBP2.1 billion), bonds and balances with Ancrane Ltd, a subsidiary of M (2003) plc (GBP2.5 billion), accrued interest (GBP113 million) and other creditors (GBP13 million). In consideration for the cancelled claims, we paid GBP340 million of cash, issued new Notes of GBP756 million and issued 1 billion of new shares with a nominal value of 5 pence per share or GBP50 million in total. Share premium of GBP3,670 million arose on the issue of the new shares representing the difference between the balances schemed and the consideration.

In addition to the cancellation of these balances, a surplus of GBP2 million was recorded in the profit and loss account, comprising capitalised net losses on interest rate swaps hedging the debt previously unwound in prior periods and now written off (GBP46 million) (see Notes to the Preliminary Accounts; Note 6, page
51), a balance waived by a subsidiary of M (2003) plc in favour of Marconi Corporation plc (GBP25 million) (see Note 4e, page 50), the release of certain tax provisions no longer required (GBP20 million) (see Note 7, page 51) and accrued interest no longer payable (GBP3 million) (see Note 5, page 50).

In addition, a foreign exchange gain of GBP8 million arose between 31 March 2003 and the date on which the balances were schemed.

On 19 May 2003, the ESOP derivative banks settlement became effective and GBP35 million was paid to the ESOP derivative banks (see Note 4f, page 50).

On 21 May 2003, a capital reduction occurred which reduced share premium to GBPnil and credited other reserves (see Note 15, page 56).

BOARD CHANGES

On 25 March 2004, M K Atkinson was designated as the company's Senior Independent Director. On 6 May 2004, P C F Hickson was appointed as a non-executive director of the Company.


RESULTS OF OPERATIONS

Group Key Figures

The tables below set forth the key figures relating to our operating performance for the three months ended 31 March 2004 and 2003.

                                      Three months ended                                 Three months ended
                                         31 March 2004                                      31 March 2003
GBP million                Pre-                                               Pre-
                  exceptional      Exceptional                       exceptional      Exceptional
                        items            items            Total            items            items            Total

Continuing                378                -              378              405                -              405
Discontinued               16                -               16               25                -               25
                -------------    -------------    -------------    -------------    -------------    -------------
Sales                     394                -              394              430                -              430
                      =======          =======          =======          =======          =======          =======

Continuing                119                -              119               99               (4)              95
Discontinued                5                -                5                6                -                6
                -------------    -------------    -------------    -------------    -------------    -------------
Gross Margin              124                -              124              105               (4)             101
                      =======          =======          =======          =======          =======          =======
Group Gross
Margin %                 31.5%                             31.5%            24.4%                             23.5%
                      =======          =======          =======          =======          =======          =======

Continuing                 20              (12)               8              (28)             (66)             (94)
Discontinued                2                -                2                -                -                -
               --------------   --------------   --------------   --------------   --------------   --------------
Adjusted
operating
profit/(loss)              22              (12)              10              (28)             (66)             (94)

Goodwill
amortisation              (24)               -              (24)             (22)               -              (22)
Share option
costs                     (12)               -              (12)               -                -                -
               --------------   --------------   --------------   --------------   --------------   --------------
Group
operating
loss                      (14)             (12)             (26)             (50)             (66)            (116)
                      =======          =======          =======          =======          =======          =======

Continuing                (15)             (12)             (27)             (48)             (66)            (114)
Discontinued                1                -                1               (2)               -               (2)
               --------------   --------------   --------------   --------------   --------------   --------------
Group
operating
loss                      (14)             (12)             (26)             (50)             (66)            (116)
                      =======          =======          =======          =======          =======          =======

The tables below set forth the key figures relating to our operating performance for the years ended 31 March 2004 and 2003.

                                 Year ended                              Year ended
                                31 March 2004                           31 March 2003
                      Pre-                                    Pre-
               exceptional   Exceptional               exceptional   Exceptional
GBP million          items         items       Total         items         items        Total

Continuing           1,453             -       1,453         1,819             -       1,819
Discontinued           105             -         105           183             -         183
                 ---------     ---------   ---------     ---------     ---------   ---------
Sales                1,558             -       1,558         2,002             -       2,002
                     =====         =====       =====         =====         =====       =====

Continuing             395             9         404           374           (21)        353
Discontinued            28             -          28            34             -          34
                 ---------     ---------   ---------     ---------     ---------   ---------
Gross Margin           423             9         432           408           (21)        387
                     =====         =====       =====         =====         =====       =====
Group Gross
Margin %              27.2%                     27.7%         20.4%                     19.3%
                     =====                     =====         =====                     =====

Continuing             (41)          (81)       (122)         (291)         (291)       (582)
Discontinued            10             -          10           (17)          (26)        (43)
                 ---------     ---------   ---------     ---------     ---------   ---------
Adjusted
operating
loss                   (31)          (81)       (112)         (308)         (317)       (625)

Goodwill
amortisation           (98)            -         (98)         (104)            -        (104)
Share option
costs                  (31)            -         (31)            -             -           -
                 ---------     ---------   ---------     ---------     ---------   ---------
Group
operating
loss                  (160)          (81)       (241)         (412)         (317)       (729)
                     =====         =====       =====         =====         =====       =====

Continuing            (165)          (81)       (246)         (387)         (291)       (678)
Discontinued             5             -           5           (25)          (26)        (51)
                 ---------     ---------   ---------     ---------     ---------   ---------
Group
operating
loss                  (160)          (81)       (241)         (412)         (317)       (729)
                     =====         =====       =====         =====         =====       =====

Foreign Exchange Impact
We have significant translation exposure to foreign exchange movements as approximately 26 per cent of our sales are derived in US dollars and 31 per cent in Euros. Exchange rates applied during the period were:


                       Quarterly average rates             Cum average rates
                   Q4         Q3           Q2         Q1   12 months   9 months
US Dollar      1.8378     1.7352       1.6166     1.6288      1.7023     1.6594
Euro           1.4847     1.4378       1.4319     1.4206      1.4435     1.4301


                            Period end rates
                     31 March 2004       31 December 2003

US Dollar                   1.8379                 1.7902
Euro                        1.4956                 1.4193

The impact of these rate changes on our results is set out below.

GBP million                   Three months ended     Three months ended         Year ended
                                 31 March 2004       31 December 2003      31 March 2004

Sales                                      (17)                   (11)                (5)
                                   -----------            -----------        -----------
Gross margin                                (5)                    (3)                (7)

Operating expenses                           5                      3                  -
                                   -----------            -----------        -----------
Operating profit                             -                      -                 (7)
                                        ======                 ======             ======

In the three months ended 31 March 2004 as compared to the three months ended 31 December 2003 both the Euro and the US dollar weakened and the impact of the exchange rate movements was to decrease sales by approximately GBP17 million. Gross profit and operating costs were decreased by approximately GBP5 million each, leading to an unchanged adjusted operating profit before exceptional items (see table above).

In the year ended 31 March 2004 as compared to the year ended 31 March 2003 the net impact of the cumulative exchange rate movements was to decrease sales by approximately GBP5 million, as the strengthening average Euro rate partially offset the weakening average US dollar rate. As the US businesses have higher average margins than Euro and Sterling businesses, the impact was to depress the gross profit by approximately GBP7 million. The strengthening Euro offset the weakening US dollar impact within operating expenses, which led to the adjusted operating profit (before exceptional items) being decreased by approximately GBP7 million.


Review of Continuing Operations
Sales - Analysis by Geographic Destination

GBP million and per cent                  Three months ended                        Year ended
                                             31 March                              31 March
                                  2004                2003                2004                2003

                            GBP m         %     GBP m         %     GBP m         %     GBP m        %

United Kingdom                115      30.4       117      29.1       416      28.6       494      27.8
Italy                          40      10.6        40      10.0       152      10.5       156       8.8
Germany                        52      13.8        40      10.0       187      12.9       166       9.3
Other EMEA                     46      12.2        64      15.8       182      12.5       302      17.0
                          -------   -------   -------   -------   -------   -------   -------   -------
EMEA                          253      67.0       261      64.9       937      64.5     1,118      62.9

NA                             90      23.8        93      23.1       365      25.1       444      25.0
CALA                           10       2.6        16       4.0        44       3.0        64       3.6
APAC                           25       6.6        32       8.0       107       7.4       153       8.5
                          -------   -------   -------   -------   -------   -------   -------   -------
                              378     100.0       402     100.0     1,453     100.0     1,779     100.0
Other                           -      ====         3      ====         -      ====        40      ====
                          -------             -------             -------             -------

Continuing Operations         378                 405               1,453               1,819
Discontinued Operations        16                  25                 105                 183
                          -------             -------             -------             -------
Total Group                   394                 430               1,558               2,002
                             ====                ====                ====                ====

Overall during the year ended 31 March 2004, our major telecommunications customers have invested a lower level of capital expenditure in their networks than in the previous twelve-month period and this has been a significant contributing factor to the overall 20 per cent year-on-year decline in sales from Continuing Operations from GBP1,819 million to GBP1,453 million.

We have however seen an increasing stabilisation of demand throughout the course of the year. This was evidenced by three quarters of modest sequential sales growth from the second to fourth quarters of the financial year, as well as a marked reduction in the quarterly decline in sales from Continuing Operations compared to the corresponding quarters of the previous year, with a 7 per cent decline in the fourth quarter ended 31 March 2004 (vs. the fourth quarter ended 31 March 2003) compared to a 31 per cent decline in the first quarter ended 30 June 2003 (vs. the first quarter ended 30 June 2002).

Three months ended 31 March 2004 compared with three months ended 31 March 2003

Sales from Continuing Operations of GBP378 million in the three months ended 31 March 2004 decreased by GBP27 million or 7 per cent compared to GBP405 million in the three months ended 31 March 2003.

Approximately one-third (GBP8 million) of this reduction occurred in the Europe, Middle East and Africa region (EMEA) where a decline in sales in the Middle East was partially offset by increased sales in Germany.

A 34 per cent decline in the Middle East was due to the completion of a major network upgrade programme under a long-term service contract in Saudi Arabia during the previous financial year and the continued postponement of the corresponding contract renewal during the financial year ended 31 March 2004, which has resulted from the ongoing political and economic instability in the region.

In Germany, sales increased by 30 per cent mainly due to the previously reported increase in demand for fixed wireless access equipment from mobile operators as a direct result of 3G mobile network build programmes. We also experienced a slight pick up in demand from Metro City Carriers following the lower level of sales in the previous financial year, which had resulted from industry consolidation amongst the alternative telecommunications carriers in Germany. In addition, we recorded an increased level of Value-Added Services sales in Germany following contract awards earlier in the financial year (Toll Collect and Deutsche Bahn).

Sales in our other major European markets, UK and Italy, were relatively stable. In the UK, the 2 per cent decrease resulted mainly from a lower level of spend on network equipment and services amongst UK alternative carriers. Sales to BT were stable compared to the fourth quarter ended 31 March 2003 although we experienced a shift in business mix with scheduled phasing of certain network equipment contracts offsetting a slight reduction in installation, commissioning and maintenance activities. We remain on track to commence deliveries of our Access Hub platform to BT during the current quarter. This frame contract, signed in August 2003, covers both equipment supply and service support.

During the quarter, our main Italian customer, Telecom Italia, reallocated spend from optical networks equipment to focus on an accelerated deployment of its broadband access network. Overall, we recorded a higher level of sales to Telecom Italia with the reduction in optical networks more than offset by a marked increase in sales of our Access Hub equipment. Sales to Italian second tier operators fell in the quarter to offset this positive trend as a result of completion of initial network build programmes, particularly Wind and Vodafone, in the previous financial year.

Within the Other EMEA region, the lower level of sales in the Middle East was further compounded by reductions in capital expenditure by other European alternative carriers, particularly in Eastern Europe.

Sales in Asia Pacific (APAC) fell by GBP7 million. This was mainly a result of reduced activity from our legacy operations in Hong Kong as we continue to complete and wind down long-term contracts. Other factors contributing to the decline in the region include the renewal of our optical networks frame contract with Telekom Malaysia at lower contractual volumes than the original agreement as well as our increased focus on key customer accounts and closure of direct sales operations in smaller, less strategic markets.

The continued low level of customer spending on telecommunications equipment and services in Central and Latin America (CALA) led to a further GBP6 million reduction in sales in this region.

The 11 per cent increase in local currency sales in North America translated to a GBP3 million or 3 per cent decline on a reported basis as a result of the weakening of the US dollar/Sterling exchange rate.

We experienced a reduction in the level of service activity in both BBRS and OPP during the period. In BBRS, this was mainly due to the earlier completion of two major professional service contracts while the continued slowdown in central office spending by US wireline operators caused the decline in OPP services.

Equipment sales increased in the period driven by higher sales of OPP equipment. BBRS benefited from the expected seasonal increase in spending by its largest customer, the US Federal Government, to whom we booked and shipped the bulk of a new $33 million (GBP18 million) order for additional BXR-48000 multiservice switch routers during the quarter. This US dollar growth, however, was more than offset by unfavourable foreign exchange translation to Sterling. In OPP, the significantly higher level of sales of power systems to US wireless operators was more than sufficient to offset the unfavourable foreign exchange translation to Sterling.

The GBP3 million balance in the overall reduction of other sales from Continuing Operations during the period related to sales from our mobile communications activity, Tetra, recorded in the fourth quarter ended 31 March 2003 prior to its disposal.

Year ended 31 March 2004 compared with year ended 31 March 2003

In the year ended 31 March 2004, sales from Continuing Operations decreased by GBP366 million or 20 per cent as compared to GBP1,819 million in the year ended 31 March 2003. The trends across the geographic regions were broadly similar to those described above in respect of the comparison for the three months ended 31 March 2003 and 2004.

Within EMEA, which accounted for almost half of the overall reduction (GBP181 million), reduced sales in the UK, Middle East and Italy were partially offset by growth in Germany.

The completion of a long-term service contract in Saudi Arabia, as described above, was the main cause of the sales decline in the Middle East. This was further compounded by the winding down of service activities towards completion of a wireless consultancy contract in the region.

In the UK, the decline was mainly the result of a lower level of equipment sales to BT as our major customer has minimised spend on its optical transmission network, where we remain BT's main supplier, in favour of its broadband access deployment. We were not a supplier of access equipment in BT's initial broadband deployment plans but have been selected to participate as a key supplier in BT's 21st Century Network project and as noted above, we remain on track to commence deliveries of our Access Hub platform to BT during the current quarter. We also benefited from a significant software upgrade in BT's narrowband voice network during the previous financial year, which was not repeated in the year ended 31 March 2004.

In Italy, a 9 per cent decrease in local currency (Euro) sales was partially offset by a favourable foreign exchange benefit upon translation to Sterling, leading to a 3 per cent decline on a reported basis. The underlying sales performance was largely driven by the completion of network build projects for Vodafone and Wind in the previous financial year ended 31 March 2003. Deliveries to these customers during the financial year ended 31 March 2004 were focused on infill and activities to increase the efficiency of the existing infrastructure, which are typically not of the same magnitude as the initial network builds. This was partially offset by increased sales of our Access Hub platform to Telecom Italia, described above.

In Germany, sales were up 5 per cent in local currency (Euro) and 13 per cent on a reported basis after the benefit of foreign exchange translation to Sterling. The improvement in underlying sales performance was driven by an increase in sales to mobile operators, particularly E-Plus and O2 as well as a slight increase in sales to Vodafone as these customers rolled out 3G mobile networks. The sales increases were most marked in the second and third quarters of the financial year ahead of the national regulator's 31 December deadline to achieve 25 per cent mobile coverage across Germany.

Sales from Continuing Operations in North America fell by GBP79 million or 18 per cent on a reported basis compared to the year ended 31 March 2003. In local currency (US dollars), the sales decline was approximately 10 per cent. On an underlying basis, excluding foreign exchange movements, the main cause of the decline was a reduction in sales of wireless software and services partly as a result of the transfer of a lease arrangement with a US service provider to the scheduled sale of software licences in two discrete purchases in March 2003 and March 2004, and partly due to weaker market conditions. An increase in US dollar sales of BBRS equipment to the US Federal Government was more than offset by the unfavourable impact of foreign exchange translation as well as a reduced level of services activity to BBRS' enterprise customer base as described above. Underlying sales of OPP equipment were higher than the previous year due to stronger sales to US wireless operators but this was more than offset by the decline in OPP services sales due to continued softness in central office spending by US wireline operators.

In APAC, sales decreased by GBP46 million or 30 per cent compared to the year ended 31 March 2003. Of the total, business disposals (MSI operations in Singapore, Malaysia and Thailand and Tetra, our former mobile communications business) accounted for approximately GBP9 million. Major factors contributing to the decline in our ongoing business in the region included: the renewal at lower contractual volumes of our optical networks frame contract with Telekom Malaysia described above, reduced sales from our Hong Kong based legacy infrastructure operations, the completion of the North West Ring optical transmission project for China Railcom in the previous financial year and a lower level of sales in Australia as a result of an alternative carrier, IP1, entering financial receivership. The effect of this was twofold - firstly, the absence of sales to IP1 during the financial year ended 31 March 2004 compared to equipment sales for the build out of its optical network during the previous year and secondly a delay in capital expenditure by Telstra on its own optical network pending the outcome of its now successful bid to purchase the IP1 assets. During the fourth quarter of the financial year, Telstra awarded us a new order for equipment and software in order to integrate the two optical networks. Deliveries will be made during the current financial year ending 31 March 2005.

In CALA sales decreased by GBP20 million or 31 per cent compared to the year ended 31 March 2003 primarily as a result of the very low level of sales recorded in the three months ended 30 June 2003 as political, regulatory and economic issues led network operators to freeze capital expenditure. Levels of spend amongst major operators in the region have remained at very low levels throughout the remainder of the financial year.

The GBP40 million balance in the overall reduction of sales from Continuing Operations during the period related to sales from our two mobile communications businesses, Tetra and UMTS, recorded during the year ended 31 March 2003 prior to their disposal.

Key Customers
We serve a customer base of predominantly incumbent operators and government agencies. For the year ended 31 March 2004, our ten largest customers were (in alphabetical order): AT&T, BT, E-Plus, Metro City Carriers (Germany), O2, Sprint, Telecom Italia, US Federal Government, Verizon and Vodafone. In aggregate, these customers accounted for 50 per cent of sales from Continuing Operations (ten largest customers in the year ended 31 March 2003: 48 per cent of sales from Continuing Operations). BT remains our largest customer and accounted for 21 per cent of sales from Continuing Operations in the year ended 31 March 2004 compared to 19 per cent in the year ended 31 March 2003.

Sales - Analysis by Product Area
                                Three months ended                      Year ended
GBP million                            31 March                            31 March
                           2004        2003         QoQ%        2004       2003         YoY%

Optical Networks             84         101         (17)        330         439         (25)
Access Networks              73          61          20         227         258         (12)
Other Network
Equipment                    10          17         (41)         55          57          (4)
                      ---------   ---------   ---------   ---------   ---------   ---------
Europe/RoW Network
Equipment                   167         179          (7)        612         754         (19)
IC&M                         44          57         (23)        182         210         (13)
VAS                          72          69           4         265         375         (29)
                      ---------   ---------   ---------   ---------   ---------   ---------
Europe/RoW Network          116         126          (8)        447         585         (24)
Services
                      ---------   ---------   ---------   ---------   ---------   ---------
TOTAL - Europe/RoW          283         305          (7)      1,059       1,339         (21)
businesses
                          =====       =====       =====       =====       =====       =====

BBRS Equipment               34          37          (8)        130         142          (8)
OPP Equipment                38          30          27         155         140          11
                      ---------   ---------   ---------   ---------   ---------   ---------
US Network                   72          67           7         285         282           1
Equipment
BBRS Services                12          15         (20)         55          77         (29)
OPP Services                 11          15         (27)         54          81         (33)
                      ---------   ---------   ---------   ---------   ---------   ---------
US Network Services          23          30         (23)        109         158         (31)
                      ---------   ---------   ---------   ---------   ---------   ---------
TOTAL - US                   95          97          (2)        394         440         (10)
businesses
                          =====       =====       =====       =====       =====       =====

Network Equipment           239         246          (3)        897       1,036         (13)
Network Services            139         156         (11)        556         743         (25)
                      ---------   ---------   ---------   ---------   ---------   ---------
                            378         402          (6)      1,453       1,779         (18)
Other                         -           3           -           -          40           -
                      ---------   ---------   ---------   ---------   ---------   ---------
Continuing                  378         405          (7)      1,453       1,819         (20)
Operations
Discontinued                 16          25         (36)        105         183         (43)
operations
                      ---------   ---------   ---------   ---------   ---------   ---------
Group                       394         430          (8)      1,558       2,002         (22)
                          =====       =====       =====       =====       =====       =====


NARF - Continuing
Operations                   93                                 399

NARF - Discontinued
Operations                   16                                 105
                      ---------                           ---------

NARF (1)                    109                                 504

Non-NARF                    285                               1,054
                      ---------                           ---------
Group                       394                               1,558
                          =====                               =====

(1) NARF sales for the three months ended 31 March 2004 were GBP109 million and include sales of US business products of GBP111 million less a net GBP2 million of intercompany sales and US business products sold through Non-NARF, and includes sales of Non-NARF products invoiced through NARF legal entities of GBPnil million.

NARF sales for the year ended 31 March 2004 were GBP504 million and include sales of US business products of GBP499 million less a net GBP2 million of intercompany sales and US business products sold through Non-NARF, and includes sales of Non-NARF products invoiced through NARF legal entities of GBP7 million.

Three months ended 31 March 2004 compared with three months ended 31 March 2003


Network Equipment and Network Services - Overview

The decline in sales from Continuing Operations occurred in both Network Equipment and Network Services. Excluding sales of our former Tetra business now disposed, Network Equipment accounted for 63 per cent of sales from Continuing Operations (61 per cent in the three months ended 31 March 2003) with the balance relating to Network Services.

A strong increase in sales of Access Networks was not sufficient to offset declines across Optical Networks, Other Network Equipment and Network Services, leading to a GBP22 million or 7 per cent decline across our European/RoW operations. Sales from our US businesses (Outside Plant & Power and Broadband Routing and Switching) also fell GBP2 million or 2 per cent with an increase in Network Equipment sales more than offset by a decline in Network Services.

This section should be read in conjunction with the analysis of the same periods by geographic destination on pages 13 to 15 above.
Optical Networks (22 per cent of Q4 sales from Continuing Operations)

Optical Networks sales fell 17 per cent from GBP101 million to GBP84 million as our customers continue to exercise very tight control over capital expenditure on optical networking equipment. Indeed, with very few exceptions (notably Telstra and TeliaSonera) customers have focused their reduced investment in optical networking on maintenance and infill activities to maintain existing network infrastructure as opposed to new build projects. The majority of the decline in sales occurred in EMEA, which accounted for 77 per cent of Optical Network sales in the three months ended 31 March 2004, as a result of reduced sales to Telecom Italia (who switched spend during the quarter to focus on broadband access deployment) and alternative carriers in both Italy and the UK as described above.

Access Networks (19 per cent of Q4 sales from Continuing Operations)

The increase in Access Networks sales was driven by an increase in sales of our Access Hub platform, as we benefited from Telecom Italia's accelerated broadband access deployment. In total, we recorded Access Hub sales of approximately GBP20 million during the quarter (Q4 FY03: GBP8 million). Of this, GBP17 million was recorded within Access Networks, a further GBP1 million relating to Telkom South Africa's broadband access deployment recorded within Other Network Equipment and approximately GBP2 million relating to installation and commissioning activities recorded within Network Services.

Sales of Fixed Wireless Access equipment also showed good growth to GBP24 million from GBP21 million as a direct result of the increased demand from wireless operators in Germany described above.

Sales of narrowband access products, which accounted for the balance of GBP32 million (Q4 FY03: GBP32 million), remained relatively stable in the three months ended 31 March 2004.

EMEA accounted for 93 per cent of Access Network sales in the three months ended 31 March 2004 with APAC accounting for a substantial part of the balance.

Other Network Equipment (3 per cent of Q4 sales from Continuing Operations)

The GBP7 million or 41 per cent decrease in sales of Other Network Equipment resulted mainly from the phasing of long-term legacy infrastructure contracts in Hong Kong described above.

Installation, Commissioning and Maintenance (IC&M) (12 per cent of Q4 sales from Continuing Operations)

The GBP13 million or 23 per cent decrease in sales of IC&M was primarily the result of a reduced level of activity on optical network builds for BT and Italian operators, Wind and Vodafone. As noted above, our BT Access Hub frame contract covers both equipment supply and provision of IC&M support services.

Value Added Services (VAS) (19 per cent of Q4 sales from Continuing Operations)

Reduced sales of wireless software and services, particularly in the US were offset by higher sales in Germany as a result of the Deutsche Bahn and Toll Collect projects, resulting in a GBP3 million or 4 per cent increase in VAS sales in the three months ended 31 March 2004.

EMEA accounted for 86 per cent of VAS sales in the three months ended 31 March 2004, North America for 13 per cent and CALA for 1 per cent.

Broadband Routing and Switching (BBRS) (12 per cent of Q4 sales from Continuing Operations)

BBRS reported total sales of GBP46 million in the three months ended 31 March 2004, down by GBP6 million or 12 per cent compared to GBP52 million in the three months ended 31 March 2003.

Sales in US dollars showed a 1 per cent reduction as the weakening of the US dollar against Sterling caused a negative impact on reported sales.

Excluding the impact of foreign exchange translation, a lower level of service sales mainly due to the earlier completion of two major professional service contracts as well as a further drop in the rate of renewal of support contracts with our legacy enterprise customer base, was more than offset by the expected strong seasonal increase in equipment sales to the US Federal Government, including further deliveries of the BXR-48000.

In the three months ended 31 March 2004 North America accounted for 76 per cent of BBRS equipment sales, with EMEA at 15 per cent, APAC at 6 per cent, and CALA at 3 per cent.

Outside Plant and Power (OPP) (13 per cent of Q4 sales from Continuing
Operations)

Total OPP sales of GBP49 million in the three months ended 31 March 2004, increased by GBP4 million or 9 per cent on a reported basis compared to GBP45 million in the three months ended 31 March 2003.

Sales in local currency (US dollars) showed a 25 per cent increase. The continued slowdown in central office spending by US wireline operators was more than offset by significantly increased demand for power systems by US wireless operators as they have undertaken significant new mobile network build projects during the financial year.

In the three months ended 31 March 2004, 87 per cent of OPP equipment sales were generated in North America and 13 per cent in CALA.

Year ended 31 March 2004 compared with year ended 31 March 2003

In line with the trends described for the three-month period above, the decrease in sales of Optical Networks was primarily due to the general decline in demand for optical equipment from our main customers as they focus reduced capital expenditure budgets towards broadband access rollouts. Initial network build outs completed for Wind and Vodafone in Italy in the previous financial year also contributed to the sales decline.

Contrary to the three-month trend described above, Access Network sales for the year as a whole decreased compared to the year ended 31 March 2003. This was mainly due to a very low level of sales in Germany during the first quarter of the financial year pending volume deployments of fixed wireless access equipment by mobile operators from the second quarter onwards. We also experienced a reduced level of sales of narrowband access equipment due to software upgrades completed in the previous financial year but not repeated in the year ended 31 March 2004. These negative trends were partially offset by an increase in sales of our Access Hub to Telecom Italia in Italy.

The phasing of long-term legacy infrastructure contracts in Hong Kong, described above was the main contributing factor to the decline in Other Network Equipment.

Most of the reduction in sales of Network Services in Europe/RoW occurred in Value-Added Services where sales decreased as a result of the significantly reduced level of sales in the Middle East, a reduction in the level of sales of wireless software and services, particularly in the US and the disposal of our SMS subsidiary completed in December 2002. The GBP28 million decrease in sales of IC&M corresponded to the lower level of equipment sales in our Optical Networks and Access Networks activities.

Total BBRS sales for the year ended 31 March 2004 were GBP185 million, down by GBP34 million or 16 per cent as compared with GBP219 million in the year ended 31 March 2003. The full year trends were in line with those described above for the three-month period. In US dollars, total BBRS sales decreased by 8 per cent.

Total OPP sales for the year ended 31 March 2004 amounted to GBP209 million, a GBP12 million or 5 per cent decrease as compared with GBP221 million in the year ended 31 March 2003. In US dollars, total OPP sales increased by 4 per cent. The previously described growth in sales to US wireless operators was largely offset by significant reductions by wireline operators in the US and Mexico.

Book to Bill Ratio
                                    Three months ended            Year ended
                                         31 March                  31 March
                                    2004         2003         2004         2003

Total Network Equipment             0.94         1.05         1.00         0.99
(excl. NAA)

Total Network Services              0.83         0.78         1.05         0.73
                                    ====         ====         ====         ====

Group excluding NAA                 0.90         0.95         1.02         0.88
                                    ====         ====         ====         ====

Book-to-bill is the ratio of order intake divided by the level of sales in any given period. Management use this as a key indicator of future short-term sales performance in the Network Equipment business and the Group seeks to maintain this ratio above 1.00 over any 12-month period. Book-to-bill in Network Equipment (excluding Other) remained stable at 1.00 in the year ended 31 March 2004 compared to 0.99 in the year ended 31 March 2003 respectively. Increased orders for BBRS equipment from the US Federal Government were offset by a reduction in the level of orders for narrowband access products from BT.

This ratio is less meaningful in Network Services given the long-term contract nature of this business where the full value of a service contract, which can typically be worth tens of millions of Sterling is booked as an order at the point of firm contract signature and then recognised as sales over the life of the contract, which can typically be over a period of 2 to 5 years. Long-term service contracts in the UK, Germany and the Middle East were the main drivers of the increase in Network Services book-to-bill ratio from 0.73 to 1.05 in the year.

Gross Margin

The table below sets forth our gross margin and adjusted gross margin (before operating exceptional items) from Continuing Operations for the three months and years ended 31 March 2003 and 2004. In addition, the adjusted gross margin data is split between Network Equipment and Network Services and also, with respect to the three months and year ended March 2004, between NARF and Non-NARF.

GBP million                                    Three months ended                    Year ended
                                      31 Mar       31 Dec       31 Mar       31 Mar       31 Mar
                                        2004         2003         2003         2004         2003

Adjusted Gross profit by
business
Network Equipment                         76           67           59          250          212
                                        31.8%        28.8%        24.0%        27.9%        20.5%
Network Services                          43           37           40          145          152
                                        30.9%        26.2%        25.6%        26.1%        20.5%
Other                                      -            -            -            -           10
                                  ----------   ----------   ----------   ----------   ----------
Continuing Operations                    119          104           99          395          374
                                       =====        =====        =====        =====        =====
Continuing Operations
gross margin %                          31.5%        27.8%        24.4%        27.2%        20.6%
                                       =====        =====        =====        =====        =====
Operating exceptional credit/(charge) to cost
of sales
Network Equipment /
Non-NARF                                   -            3           (4)           9          (21)
                                       =====        =====        =====        =====        =====
Gross profit by
business
Network Equipment                         76           70           55          259          191
                                        31.8%        30.0%        22.3%        28.9%        18.4%
Network Services                          43           37           40          145          152
                                        30.9%        26.2%        25.6%        26.1%        20.5%
Other                                      -            -            -            -           10
                                  ----------   ----------   ----------   ----------   ----------
Continuing Operations                    119          107           95          404          353
                                       =====        =====        =====        =====        =====
Continuing Operations
gross margin %                          31.5%        28.6%        23.5%        27.8%        19.4%
                                       =====        =====        =====        =====        =====

Gross profit
NARF                                      39           39                       159
                                        41.9%        38.6%                     39.8%
Non-NARF                                  80           68                       245
                                        28.1%        24.9%                     23.2%
                                       =====        =====                     =====
Adjusted Gross profit
NARF                                      39           39                       159
                                        41.9%        38.6%                     39.8%
Non-NARF                                  80           65                       236
                                        28.1%        23.8%                     22.4%
                                       =====        =====                     =====

Three months ended 31 March 2004 as compared to the three months ended 31 December 2003

Adjusted gross profit increased by GBP15 million in the quarter despite an adverse foreign exchange impact of GBP5 million. Network Equipment increased by GBP9 million or 3 percentage points and Network Services by GBP6 million or 4 percentage points.

The GBP9 million improvement in Network Equipment was a result of the combination of:

i) Further improvements in the Group's supply chain operations through reduced cost of materials and labour efficiencies. In particular, during the final quarter of the year, we benefited from further cost reductions from the transfer of our outsourced manufacturing activities to Hungary.
ii) An improved business mix within Optical Networks resulting partly from the increased proportion of sales of new and cost reduced products.
         In Access Networks, the benefit of higher volumes was offset by the adverse mix effect caused by a higher proportion of lower than average margin Access Hub sales as this product is initially deployed as a DSLAM device.
iii) The expected improvement in business mix within our US business driven by the increased sales of higher margin BBRS equipment.

These improvements were offset by the GBP5 million adverse impact of exchange rates as described on page 12.

The GBP6 million improvement in Network Services was a combination of:

i) The previously disclosed non-recurring sales of higher margin software licences to a US wireless operator which improved the margin by 3 percentage points.
ii) Improved profitability of certain long-term service contracts following our quarterly contract risk reviews.

Absolute gross profit in NARF remained stable at GBP39 million as the impact of foreign exchange negated the favourable BBRS business mix, which led to a 3.3 percentage point improvement in gross margin. The factors described above relating to supply chain improvements, favourable Optical Networks mix and higher Access volumes drove the increase in Non NARF gross profit and margin.

We recorded no exceptional items in cost of sales in the quarter compared to an exceptional operating credit of GBP3 million during the three months ended 31 December 2003. The latter consisted of an exceptional credit of GBP1 million relating to the release of a restructuring provision relating to our manufacturing outsourcing arrangements with Jabil and GBP2 million relating to inventory for which we had previously fully provided through an exceptional charge and which was subsequently utilised by our outsourcing partner, Jabil.

Three months ended 31 March 2004 as compared to the three months ended 31 March 2003

Gross profit from Continuing Operations increased mainly through an improvement in adjusted gross margin as well as the benefit of a nil exceptional operating charge, compared to the GBP4 million exceptional operating charge incurred during the three months ended 31 March 2003, which related to the restructuring of our supply chain and our outsourcing agreement with Jabil.

In Network Equipment, the improvement was largely driven by the achievement of substantial cost savings in our supply chain and manufacturing operations in Europe and North America through rationalisation and procurement initiatives, which more than offset the pre-agreed price reductions under existing frame contracts, adverse impact of exchange rates and the overall decrease in sales volumes.

In Network Services, significant cost savings were achieved largely through reductions in headcount and other overhead costs. The reduction in volumes from lower margin service contracts in the Middle East in the three months ended 31 March 2004 compared with the three months ended 31 March 2003 also contributed to improved margins.

Year ended 31 March 2004 as compared to the year ended 31 March 2003

Gross profit from Continuing Operations increased as a result of the benefit of a GBP9 million exceptional operating credit incurred during the year ended 31 March 2004 compared to the GBP21 million exceptional operating charge incurred during the year ended 31 March 2003, as well as through an improvement in adjusted gross margin.

The GBP21 million operating exceptional charge incurred in the year ended 31 March 2003 related to provisions created to cover costs incurred under our outsourcing agreement with Jabil. The exceptional operating item of GBP9 million credited to cost of sales during the year ended 31 March 2004 related mainly to the release of legacy provisions which we no longer deem to be required following a reassessment of our outsourcing arrangements.

Cost reductions in both Network Equipment and Network Services, were more than sufficient to offset the lower sales volumes and continued pricing pressure described below. In Network Equipment, adjusted gross margin increased due to cost savings achieved through rationalisation and procurement initiatives in our European and North American supply chain and manufacturing operations. In Network Services, the improvement was largely achieved through headcount reductions as we continued to rightsize our services organisation.

Pricing Environment

A large proportion of our sales, particularly in Europe, are derived from existing frame contracts where price reductions on Network Equipment sales run at high single digit percentage declines year on year. We continue to introduce new and cost reduced products, which are designed to more than offset this adverse price erosion. Network Services sales are more resilient to price erosion and we are currently experiencing less price pressure. Outside of these frame contracts, when we are competing for new business with existing customers or with new customers, pricing pressure tends to be more aggressive but varies by region and product. Conditions remain very competitive and we have continued to adopt a cautious approach, particularly in APAC, when bidding for contracts in these very competitive conditions and maintain our focus on the margin and cash flow contributions of potential business wins.

Operating Expenses

The table below provides an analysis of operating expenses incurred by our Continuing Operations.

GBP million                                         Three months ended            Year ended
                                        31 Mar     31 Dec     31 Mar       31 Mar     31 Mar
                                          2004       2003       2003       2004       2003

Research and Development (before            42         44         59        185        300
share option costs)
Sales and Marketing (before share           39         43         51        180        258
option costs)
General & Administration (before
share option costs and exceptional
items)                                      18         17         20         76        106
Net Other Operating (Income) /
Expense                                      -          -         (3)        (5)         1
                                      --------   --------   --------   --------   --------
Adjusted Operating Expenses                 99        104        127        436        665
Exceptional Charge to Operating             12         39         62         90        270
Expenses
Share options                               12         10          -         31          -
Goodwill amortisation                       23         23         20         93         96
                                      --------   --------   --------   --------   --------
Operating Expenses - Continuing            146        176        209        650      1,031
                                          ====       ====       ====       ====       ====

Operating expenses from Continuing Operations include operating exceptional costs relating mainly to the operational and financial restructuring, charges relating to the amortisation of goodwill and costs relating to our share option plans.

The share option costs are analysed separately as they are predominantly non-cash items. The options were granted after the start of our financial year and were not included in management targets for the current financial year. Details of the Company's share option schemes are set out in the Notes to the Preliminary Accounts; Note 9, page 52.

Three months ended 31 March 2004 compared to three months ended 31 December 2003

Savings were made in R&D and sales and marketing in the three months ended 31 March 2004 and these were driven largely through headcount and other associated cost reductions. We employed a total workforce of 12,425 at 31 March 2004 compared to 12,775 employees (excluding North American Access) at 31 December 2003, a reduction of 350 employees in the quarter.

The GBP2 million reduction in R&D costs was driven mainly by headcount reductions. The benefits of a grant received for product development in Italy (approximately GBP3 million) was offset by an increase in material spend on development projects after the low level recorded in the third quarter.

Good progress on the previously announced headcount reductions in Germany and Italy combined with savings on facility costs in North America continued to reduce sales and marketing costs.

G&A costs remained broadly stable, with headcount savings achieved during the quarter more than offset by an increase in accruals for professional fees.

Operating exceptional costs in the three months ended 31 March 2004 related mainly to our operational restructuring including charges for employee severance payments of GBP15 million and a net credit of GBP3 million mainly due to provisions releases from an early settlement of onerous lease commitments which are discussed on page 28 and in Note 4, page 48.

Share option costs in the three months ended 31 March 2004 amounted to GBP12 million. The total cost in the three months ended 31 March 2004 included a payroll tax accrual for both option plans of approximately GBP2 million.

Annualised Operating Cost Run Rate

We targeted to reduce the annualised run-rate of operating costs for Continuing Operations before goodwill, share options, exceptional and non-recurring items below GBP390 million by 31 March 2004. We have elected to calculate this key business target on this basis as it is the closest measure of the recurring cash costs required to support our ongoing business insofar as it excludes non-cash items relating to goodwill and share options. We calculate the exit run-rate on the last day of the period so that the full benefit of cost saving measures actioned during the period are included in the calculation.

GBP million                                                  Three months ended
                                                                  31 March 2004

Total operating expenses - Group                                            146

Deduct:
Goodwill amortisation                                                       (23)
Operating Exceptional Charge to Operating                                   (12)
Expenses
Share options                                                               (12)
                                                                      ---------
Adjusted Operating Expenses                                                  99

Less:

Net incremental impact of savings achieved in the
quarter(1)and non-recurring items                                            (2)
                                                                      ---------
Exit run-rate of normalised operating costs                                  97
                                                                          =====

Annualised - Group                                                          387
                                                                          =====

(1) Further savings that would have been achieved in the three months ended 31 March 2004 if all cost savings had occurred on 1 January 2004

The exit run-rate of normalised operating costs at 31 March 2004 was approximately GBP97 million which, on an annualised basis leads to an exit run-rate of approximately GBP387 million, compared to approximately GBP416 million at 31 December 2003. Of the GBP29 million reduction since 31 December 2003, GBP19 million was due to the annualised cost savings and benefits in adjusted operating expenses in the three months ended 31 March 2004 as explained above, with the balance of GBP10 million due to favourable foreign exchange movements.

Three months ended 31 March 2004 compared to three months ended 31 March 2003

The GBP63 million reduction in actual operating expenses compared with the corresponding quarter of last year consists of a reduction of GBP50 million, related to the significant reduction in operating exceptional costs as we make progress on restructuring projects, and GBP28 million related to cost savings achieved in all main categories of operating expenditure (see R&D, Sales and Marketing and General and Administrative costs below). Included in these savings in the three months ended 31 March 2004 were operating expenses of GBPnil incurred by non-core businesses compared to GBP9 million for the three months ended 31 March 2003 relating mainly to our Italian mobile communications subsidiaries, Tetra and UMTS since sold to Finmeccanica. These reductions were partially offset by the impact of share option costs, which amounted to GBP12 million in the three months ended 31 March 2004 compared to GBPnil in the three months ended 31 March 2003.


Year ended 31 March 2004 compared to year ended 31 March 2003

The GBP381 million reduction in operating expenses compared with last year consists of a reduction of GBP180 million related to the significant reduction in operating exceptional costs and GBP229 million related to cost savings achieved in all categories of operating expenditure (see R&D, Sales and Marketing and General and Administrative costs below). These benefits were partially offset by the impact of share option costs, which amounted to GBP31 million (including GBP6 million payroll tax accrual) in the year ended 31 March 2004 compared to GBPnil in the year ended 31 March 2003. Total operating expenses in the year ended 31 March 2004 included operating expenses of GBP5 million incurred by the now disposed non-core businesses compared to GBP51 million in year ended 31 March 2003.

Operating Expenses - Research and Development (R&D)

R&D expenditure in our Continuing Operations (before goodwill, exceptionals and share options) in the three months ended 31 March 2004 of GBP42 million, decreased by GBP17 million or 29 per cent as compared to GBP59 million for the three months ended 31 March 2003. GBP6 million of this reduction resulted from the disposal of non-core businesses and GBP3 million from the receipt of development grants from the Italian Government.

In addition to the GBP42 million, share option costs attributable to R&D amounted to GBP1 million in the three months ended 31 March 2004 and GBP2 million in the year ended 31 March 2004.

Cost savings were achieved mainly through headcount reductions and initiatives to significantly improve efficiency of our R&D by rationalising, consolidating and closing research and development centres around the world. Other factors contributing to the overall reduction in R&D expenditure included lower levels of spend on third party sub contractors and a reduced level of depreciation due to lower levels of capital expenditure and the write down of development and test models. In addition an increase in material costs related to the timing of key project deliverables was more than offset by the receipt of grant income from the Italian government.

R&D by Product Area (Continuing Operations)

As % of Adjusted R&D Expenditure of            Three months ended        Year ended
Continuing Operations (excluding Other)            31 March                31 March

                                               2004        2003        2004        2003
                                                 %           %           %           %

Optical Networks                                40          47          40          42
Access Networks                                 25          17          23          19
BBRS                                            22          22          19          23
OPP                                              6           5           6           5
Other Network Equipment                          3           3           8           5
Network Services                                 4           6           4           6
                                         ---------   ---------   ---------   ---------
                                               100         100         100         100
                                             =====       =====       =====       =====
GBP million
Continuing Adjusted R&D Expenditure
(excluding share options)                       42          59         185         300
                                             =====       =====       =====       =====

NARF                                            11                      46
Non-NARF                                        31                     139
                                         ---------               ---------
Continuing Adjusted R&D Expenditure             42                     185
                                             =====                   =====

We have continued to focus the majority of our R&D investment in three main product areas: Optical Networks, Access Networks and BBRS and in aggregate, spend in these three areas accounted for over 80 per cent of our adjusted R&D expenditure during the three months ended 31 March 2004. During the year, an increasing proportion of R&D expenditure has been directed towards Access Networks.

Investment in Optical Networks has focused primarily on broadening our Metro portfolio, an area of increased focus by telecoms operators. Marconi's already comprehensive range of next-generation SDH products has been further extended with the launch of the SMA1/4UC - a cost-effective and highly compact addition to our Next Generation SDH product family - and by the introduction of a new optical multi-service product in our PacketSpan range - the OMS840 - designed specifically for simultaneously handling a wide range of data and TDM services in the edge network. Aside from new platforms, existing SDH equipment can now be data-enabled with the development of a new range of PacketSpan plug-in data cards, enabling existing networks to deliver data services alongside traditional TDM services.

Our increased focus in Access Networks has been concentrated on 3 main product platforms i) our multi-service access node solution, the Access Hub with the launch of new functionality enhancements including the planned launch of two new line-cards, the VDSL-combo card and a new fibre-to-the-home card over Ethernet. Both new cards offer operators significant cost saving and potential new revenue opportunities by combining voice and data services, as well as handling high definition video streams considerably faster than traditional networks; ii) further enhancements to our carrier-grade Softswitch platform which has recently undergone successful pilot tests with both Jersey Telecom and Kingston in the UK and which we plan to further strengthen through our new partnership with ip communications specialists, Mitel and iii) fixed wireless access with the planned launch of the AXR, digital multipoint radio transmission platform.

In BBRS, we have achieved significant cost savings mainly as a result of realignment of core programmes to meet specific customer demand. Almost half of the spend in the year ended 31 March 2004 related to further enhancements to our BXR-48000. The second release of this multi-service switch-router incorporates enhanced IP functionality and improved ATM capability. Other programmes are focused on adding Transparent LAN Service, LAN Emulation Service, MPLS and IP VPN services to multi service switches, the release of Virtual Presence (Vipr) products, and maintenance activities throughout the product portfolio.

Operating Expenses - Sales & Marketing

Sales & Marketing spend in our Continuing Operations (before goodwill, exceptionals and share options) during the three months ended 31 March 2004 of GBP39 million, decreased by GBP12 million or 24 per cent as compared to GBP51 million in the three months ended 31 March 2003.

Significant savings have been achieved through a programme of focused headcount reductions, organisational consolidation and rationalisation and closure of sales offices worldwide. Sales and marketing spend during the year ended 31
March 2004 of GBP180 million decreased by GBP78 million or 30 per cent as compared to GBP258 million in the year ended 31 March 2003.

The proportions of share options costs allocated to Sales and Marketing are GBP2 million and GBP7 million in the three months and year ended 31 March 2004 respectively.

Operating Expenses - General and Administrative (G&A)


Adjusted G&A expenditure for our Continuing Operations (before goodwill, exceptionals and share options) during the three months ended 31 March 2004 of GBP18 million, decreased by GBP2 million or 10 per cent as compared to GBP20 million in the three months ended 31 March 2003.


Savings were achieved through headcount reductions, site rationalisation (including the relocation of our UK head office) and reduced spend on professional fees incurred in the normal course of business. Adjusted G&A expenditure of GBP76 million during the year ended 31 March 2004, decreased GBP30 million or 28 per cent as compared to GBP106 million in the year ended 31 March 2003. The headcount reductions announced in the UK, Germany and Italy have also continued to reduce costs in the three months ended 31 March 2004.

The proportions of share options costs allocated to G&A are GBP9 million and GBP22 million in the three months and year ended 31 March 2004 respectively.

Operating Expenses - Net Other Operating (Expense)/Income

We incurred net other expense of GBPnil and generated net income of GBP5 million during the three months and year ended 31 March 2004 as compared to other income of GBP3 million and expense of GBP1 million in the three months and year ended 31 March 2003. Other operating expense mainly comprises foreign exchange translation movements, patents and royalty fees.



Operating Loss (excluding Joint Ventures)

Continuing                         Three months ended              Year ended
Operations
GBP million                 31 March       31 Dec     31 March              31 March
                              2004         2003         2003         2004         2003

Network Equipment               6           (7)         (31)         (55)        (244)
Network Services               22           15           27           54           52
Central costs                  (8)          (8)         (13)         (35)         (56)
Other                           -            -          (11)          (5)         (43)
                       ----------   ----------   ----------   ----------   ----------
Adjusted operating             20            -          (28)         (41)        (291)
profit/(loss)
Group operating               (12)         (36)         (66)         (81)        (291)
exceptional items
Share option costs            (12)         (10)           -          (31)           -
Goodwill                      (23)         (23)         (20)         (93)         (96)
amortisation
                       ----------   ----------   ----------   ----------   ----------
Operating loss                (27)         (69)        (114)        (246)        (678)
                            =====        =====        =====        =====        =====

Central costs include all central function costs, for example the Board of directors, executive management team, legal, finance, strategy, IT and communications.

Three months ended 31 March 2004 compared to three months ended 31 December 2003

The improvement in adjusted operating profit from Continuing Operations of GBP20 million was achieved as a result of the improved adjusted gross margin and lower adjusted operating costs. The GBP13 million improvement in Network Equipment was largely driven by the substantial cost reductions achieved in our supply chain and savings across all areas of operating expense. The increase in Network Services of GBP7 million was driven mainly by margin improvements and some savings in operating expenses.

Three months ended 31 March 2004 compared to three months ended 31 March 2003

We recorded an improvement in adjusted operating profit from Continuing Operations of GBP48 million, which was achieved as a result of the cost reduction initiatives to improve adjusted gross margin and to lower adjusted operating costs, which more than offset reductions in sales as described above.

In Network Equipment the GBP37 million improvement was largely driven by the substantial cost reductions achieved in our supply chain and savings across all areas of operating expense. These savings more than offset the impact of under-recoveries arising from the decline in Network Equipment sales.

The adjusted operating profit reduction of GBP5 million in Network Services was driven mainly by lower sales volumes, which more than offset improved utilisation of resources in this labour intensive product area and savings in operating expenses.

Other consisted of the operating losses of Tetra and UMTS, which were disposed of in March and July 2003 respectively.

Year ended 31 March 2004 compared to year ended 31 March 2003

The adjusted operating loss from Continuing Operations of GBP41 million in the year ended 31 March 2004 compared to an adjusted operating loss of GBP291 million from Continuing Operations in the year ended 31 March 2003. This improvement of GBP250 million was achieved as a result of the cost reduction initiatives to improve adjusted gross margin and to lower adjusted operating costs which more than offset reductions in sales.

After total Group operating exceptional charges of GBP81 million and GBP291 million, share option costs of GBP31 million and GBPnil and goodwill amortisation of GBP93 million and GBP96 million, we recorded an operating loss of GBP246 million against a GBP678 million loss in the years ended 31 March 2004 and 2003 respectively.

In Network Equipment, we recorded an adjusted operating loss of GBP55 million in the year ended 31 March 2004 as compared to GBP244 million in the year ended 31 March 2003. The GBP189 million or 77 per cent improvement was largely driven by the continued cost reductions in our supply chain together with savings across all areas of operating expense. These savings more than offset the impact of under-recoveries arising from the 13 per cent decline in Network Equipment sales.

In Network Services, the adjusted operating profit of GBP54 million in the year ended 31 March 2004 improved by GBP2 million as compared to adjusted operating profit of GBP52 million in the year ended 31 March 2003 despite the lower sales volumes. This increase was driven mainly by improved utilisation of resources in this labour intensive activity and savings in operating expenses.

Central costs of GBP35 million in the year ended 31 March 2004, decreased by GBP21 million as compared to the GBP56 million incurred in the year ended 31 March 2003. This decrease arose as a result of the reduction of corporate overhead costs mainly through headcount reductions including initiatives to reduce the number of management levels within the Group and site rationalisation, as well as the relocation of certain head office functions from London to Coventry where the costs are lower.

In the year ended 31 March 2003, we charged GBP291 million of operating exceptional costs, of which GBP21 million was charged to gross margin and GBP270 million was charged to administrative expenses. Of the GBP270 million, approximately GBP36 million related to the impairment of tangible fixed assets, approximately GBP148 million related to our operational restructuring (including employee severance payments and site rationalisation costs) and approximately GBP103 million to the financial restructuring process. In addition GBP7 million of accrued costs relating to a planned IT system implementation, subsequently terminated, was released, and a reassessment of provisions to cover bad debts led to a release of GBP10 million.

As a consequence of the above, operating loss reduced from GBP678 million to GBP246 million.

Our operating loss analysed by NARF and NON-NARF is set out below:

                               Three months ended                        Year ended
                                  31 March 2004                         31 March 2004
GBP million              NARF      Non-NARF         Total         NARF       Non-NARF         Total

Adjusted
operating
profit /
(loss)                  14            14            28            49           (55)           (6)
Share option
costs                   (1)          (11)          (12)           (2)          (29)          (31)
Operating
exceptionals             3           (15)          (12)           (5)          (76)          (81)
Central
costs                    -            (8)           (8)            -           (35)          (35)
Goodwill
amortisation            (1)          (22)          (23)           (6)          (87)          (93)
               -----------   -----------   -----------   -----------   -----------   -----------
Operating
profit /
(loss) -
Continuing
Operations              15           (42)          (27)           36          (282)         (246)
                    ======        ======        ======        ======        ======        ======

Other Financial Items - Group basis only

Exceptional Items In the three months ended 31 March 2004, no operating exceptionals were charged or credited to cost of sales, as previously described on page 20, while GBP12 million was charged to operating costs. The GBP12 million comprised a GBP15 million of employee severance costs partially offset by a net GBP3 million credit of other restructuring costs mainly due to provisions released with regard to earlier than expected settlement of onerous lease commitments. This is a significant decrease from the net GBP36 million charged in the three months ended 31 December 2003 due to the phasing of plans in Italy and Germany to reduce headcount.

Details of operating exceptional items included in the profit and loss account in the year ended 31 March 2003 and 2004 are set out in the discussion on gross margin and operating expenses, above on pages 20 to 27 and in the Notes to the Preliminary Accounts; Note 4, page 48.

In the three months ended 31 March 2004, Non-Operating Exceptional Items of GBP72 million were credited to the profit and loss account, GBP66 million for the sale of our NAA business, and GBP6 million from the disposal of other investments mainly with respect to the receipt of deferred consideration on our previously completed disposal of our stake in GDA. Details of non-operating exceptional Items included in the profit and loss account in the year ended 31 March 2003 and 2004 are set out in Note 4c on page 49 below.

Goodwill Amortisation
Goodwill amortisation reduced to GBP24 million for the three months ended 31 March 2004 compared to GBP25 million for the three months ended 31 December 2003 as a result of the sale of NAA.

Goodwill amortisation in the year ended 31 March 2004 was GBP98 million, compared to GBP104 million in the year ended 31 March 2003. The GBP6 million decrease related primarily to the disposal of Strategic Communications and the write-down of goodwill relating to our former SMS subsidiary.

Interest and Finance Expenditure/(Income)
Net interest expense was GBP5 million in the three months ended 31 March 2004 compared to GBP10 million for the three months ended 31 December 2003 following further pay down of Junior and Senior Notes in the quarter.

Net interest consisted of: GBP8 million accrued on our Junior and Senior Notes (Q3: GBP13 million) and GBP1 million related to other debt (Q3: GBP1 million) partially offset by GBP4 million earned on cash deposits (Q3: GBP4 million). Net interest has reduced from GBP71 million for the three months ended 31 March 2003 due to the restructuring of our debt.

Net finance expenditure for the three months ended 31 March 2004 amounted to GBP30 million (Q3: GBP5 million) and consisted of: GBP25 million (Q3: GBP5 million) for the 10 per cent premium charged on redemptions of our Senior and Junior Loan Notes completed during the period, GBP3 million charge (Q3: GBP2 million gain) on foreign exchange movements on our Euro-denominated cash balances, and GBP2 million (Q3: GBP2 million) net interest on pension scheme liabilities and expected return on pension assets.

In the year ended 31 March 2004, our net interest expense was GBP35 million and consisted of: GBP48 million accrued on our Junior and Senior Loan Notes (from 1 May 2003), GBP7 million on other debt, GBP3 million accrual release made at the time of restructuring, and GBP17 million earned on cash deposits. Net interest expense in the year ended 31 March 2003 was GBP242 million. This was accrued on our deposits, bank loans and bonds in issue at the time.

Net finance expenditure for the year ended 31 March 2004 amounted to GBP82 million and consisted of: GBP41 million for redemption premia on our Junior and Senior Loan Notes, GBP7 million net interest on pension scheme liabilities and expected return on pension assets, GBP4 million foreign exchange loss on our Euro-denominated cash deposits, GBP16 million gain on unhedged foreign exchange borrowings arising in the three months ended 30 June 2003, and GBP46 million write off of capitalised losses on interest swap arrangements. In the year ended 31 March 2003, net finance charges amounted to GBP14 million, including net pension charges of GBP6 million and a loss on unhedged foreign exchange borrowings of GBP11 million.

Taxation
For the three months ended 31 March 2004 the net tax credit was GBP5 million due to the release of deferred tax provisions of GBP6 million and current tax provisions and refunds of GBP7 million (including joint ventures and associates) offset by a tax charge of GBP8 million on the disposal of the North American Access business.

In the year to 31 March 2004, the Group's tax credit on ordinary activities to the profit and loss account was GBP19 million (2003: GBP185 million credit). The net tax credit was due to the release of tax provisions of GBP20 million in respect of prior years following the Marconi Corporation plc Scheme of Arrangement, the release of deferred tax provisions of GBP6 million, and current tax provisions and refunds of GBP5 million (including joint ventures and associates), offset by a tax charge of GBP8 million on the disposal of the North American Access business and tax charges for those territories incurring tax payments. Although the Group has significant tax losses as at 31 March 2004, we will incur ongoing tax cash costs where losses are unavailable to cover any historic tax audit adjustments and /or future taxable profits

Joint Ventures and Associates
In the three months ended 31 March 2004, operating losses in respect of joint ventures and associates were GBPnil following the disposal of Confirmant, Easynet and Ultramast in prior periods.

During the year ended 31 March 2004, operating losses in respect of joint ventures were GBP2 million, relating primarily to our share of operating losses of Confirmant Limited prior to its disposal. In the year ended 31 March 2003 operating losses in respect of joint ventures amounted to GBP40 million including GBP32 million operating exceptional items, mainly relating to Ultramast Limited.

Operating losses before goodwill amortisation in respect of associates for the year ended 31 March 2004 were GBP6 million. This mainly comprised our share of the operating losses of Easynet prior to disposal. Operating losses before goodwill amortisation in respect of associates for the year ended 31 March 2003 were GBP27 million. Again, this mainly comprised our share of the operating losses of Easynet.

No goodwill amortisation was charged in respect of associates in the three months ended 31 March 2004 following the GBP5 million charge relating to goodwill for Easynet charged in previous periods. In the year ended 31 March 2003, goodwill amortisation amounted to GBP10 million. Goodwill impairment charges relating to associates for the year ended 31 March 2004 were GBPnil (GBP27 million in the year ended 31 March 2003).

Dividend
As previously disclosed, as a result of our financial restructuring, there are certain significant restrictions that prevent us from paying dividends under the terms of the indentures governing the Senior Notes. Accordingly, the directors do not expect to declare a dividend for the foreseeable future.

FINANCIAL CONDITION
Balance Sheet

Net Assets
At 31 March 2004, we had net assets of GBP352 million compared to GBP252 million at 31 December 2003 and net liabilities of GBP3,332 million at 31 March 2003. The main factor contributing to the increase in net assets during the three months ended 31 March 2004 was the GBP82 million gain arising from an actuarial review under FRS17 of our pension plans. Our operating loss, interest charges and finance expenditure were more than offset by gains on the sale of North American Access (NAA).

Goodwill
At 31 March 2004, the net book value of Group goodwill amounted to GBP436 million compared to a net book value at 31 December 2003 of GBP510 million and at 31 March 2003 of GBP597 million. The reduction in the three months ended 31 March 2004 comprised amortisation for the period of GBP24 million, foreign exchange movements of GBP4 million and goodwill disposed upon the sale of NAA of GBP46 million. The goodwill balance at 31 March 2004 related mainly to GPT, Reltec (OPP) and businesses acquired from Nokia (Optical Networks) and Bosch (mainly Fixed Wireless Access).

Fixed Assets
As at 31 March 2004, we had tangible assets of GBP148 million compared to GBP173 million as at 31 December 2003 and GBP243 million at 31 March 2003.

The reduction in tangible assets for the three months ended 31 March 2004 was mainly due to depreciation (GBP14 million) and the effect of foreign exchange movements (GBP5 million). The reduction during the 12 months ended 31 March 2004 was mainly due to depreciation (GBP73 million), the disposal of IT assets as a result of the completion of our outsourcing agreement with CSC and the effect of foreign exchange movements.

Investments
As at 31 March 2004, we had fixed asset investments, including our share of interests in joint ventures and associates of GBP9 million, compared to GBP9 million at 31 December 2003 and GBP63 million at 31 March 2003. The reduction in the year ended 31 March 2004 was largely due to the sale of our investments in Easynet plc and Bookham Technology plc. The remaining GBP9 million relates primarily to our investments in associated companies .

Working Capital
The table below sets forth our working capital ratios:
Ratio                    31         30          30         31         31
                      March       June   September   December      March
                       2003       2003        2003       2003       2004

Stock Turns -           5.6        5.3         5.7        6.0        6.1
Group

Debtor Days -            92         90          75         64         60
Group

Creditor Days -          55         61          60         48         53
Group

Stock
Net stock and contracts in progress reduced to GBP174 million at 31 March 2004 compared to GBP195 million at 31 December 2003 and GBP234 million at 31 March 2003.

The reduction in the three months ended 31 March 2004, was primarily due to the trading of inventory held at the end of December for Access Hub deployment in Italy during the fourth quarter and the disposal of our NAA business. As a result, our net inventory turns have increased slightly to 6.1.

The movement in the year also included the impact of the previously disclosed outsourcing of our manufacturing operations and related transfer of stock in Germany to Elcoteq and the sale of circuits deployed over the ultra-broadband optical equipment already installed in BT's transmission network under our "Pay as You Grow" contract.

Stock provisions decreased to GBP248m at 31 March 2004 compared to GBP290 million at 31 December 2003 and GBP406 million at 31 March 2003. This reduction mainly resulted from the utilisation of provisions on scrapping of obsolete inventory (which we have not been able to sell) and the disposal of our NAA business.

Debtors
Net debtors amounted to GBP393 million at 31 March 2004, a reduction from GBP443 million at 31 December 2003 and GBP613 million at 31 March 2003.

We have reduced net trade debtor days from 92 at 31 March 2003 to 64 at 31 December 2003 and 60 at 31 March 2004. The improvement in the three months ended 31 March 2004 was achieved despite the sale of NAA that had lower than average debtor days (increase of approximately 2 days) and was driven by our continued focus on cash collections during the period and the short term benefits due to early receipts from a European customer (reduction of 2 days).

Other debtors and prepayments amounted to GBP63 million at 31 March 2004 compared to GBP103 million at 31 December 2003 and GBP117 million at 31 March 2003. The reduction in the quarter and year is due largely to the settlement of a vendor finance arrangement (GBP10 million) and the unwinding of prepayments throughout the quarter in the normal course of business.

Creditors
Trade creditors, other creditors, accruals and payments received in advance (excluding current taxation) amounted to GBP453 million at 31 March 2004 compared to GBP480 million at 31 December 2003 and GBP675 million at 31 March 2003.

Trade creditors have increased in the quarter from GBP150 million at 31 December 2003 to GBP155 million at 31 March 2004 as a result of successful renegotiations of payment terms with key suppliers. As a result of this and the disposal of our NAA business (3 days), trade creditor days have risen by 5 in the quarter to 53 days at 31 March 2004.
Trade creditors for the year have reduced from GBP174 million at 31 March 2003 to GBP155 million at 31 March 2004 as a result of our continued tight control of inventory in-feed to forecast sales demand and the disposal of our NAA business (GBP5 million).

Other creditors, accruals and payments received in advance amounted to GBP298 million at 31 March 2004, reduced from GBP330 million at 31 December 2003 and GBP501 million at 31 March 2003. The reduction in the quarter is due to the payment of accruals and the trading of GBP7 million of contract cost accruals including a GBP3 million payment under a legacy marketing agreement and a GBP3 million reduction in a long term service contract in the Middle East.

In addition to the above factors, other factors contributing to the reductions in the year ended 31 March 2004 largely related to the non cash settlement of amounts owed to an associate on its winding up and the final settlement of advisor fee obligations following completion of our financial restructuring, partially offset by the previously disclosed write-off of capitalised losses relating to swaps.

Provisions
Provisions for liabilities and charges stood at GBP219 million at 31 March 2004, including GBP41 million of restructuring provisions, compared to GBP259 million at 31 December 2003 and GBP300 million at 31 March 2003. The decrease of GBP40 million in the three months ended 31 March 2004 was due to a net utilisation of GBP22 million for restructuring provisions, GBP6 million for warranties and contracts, release of GBP6 million for deferred taxation liabilities and GBP6 million of other provisions. The reduction in the year ended 31 March 2004 included the previously disclosed settlement of a GBP35 million share option liability to the ESOP derivative banks on 19 May 2003 as part of the financial restructuring.

Pensions and other retirement benefits
Our pension scheme deficit at 31 March 2004 amounted to GBP246 million compared to GBP337 million at 31 December 2003, GBP346 million at 30 September 2003 and GBP353 million at 31 March 2003.

At 31 March 2004 an actuarial assessment was performed of our defined benefit pension scheme liabilities and a valuation of the pension scheme assets, which has reduced the pension deficit by GBP82 million since 31 December 2003. The balance of the total reduction of GBP91 million since 31 December 2003 in the quarter is principally due to the impact of foreign exchange, contribution and benefit payments, service cost, net finance charges and a settlement loss of GBP1 million.

The actuarial gain of GBP82 million is accounted for in the Consolidated Statement of Total Recognised Gains and Losses (STRGL). The key elements of this gain are as follows:

STRGL movements                                          GBP million

UK

Gain on plan assets                                              36

Gain from increase in discount rate                              79

Gain from reduction in credited interest                         33
rate

Loss from change in mortality                                   (66)
assumption

Experience gains arising on scheme                                5
liabilities
                                                         ----------

US                                                                            87

Gain on plan assets                                               7

Impact of decrease in discount rate                             (10)
                                                         ----------

ROW                                                                           (3)

Loss from changes in assumptions                                 (1)

Experience losses arising on scheme                              (1)
liabilities
                                                         ----------

                                                                              (2)
                                                                      ----------

Arising in the quarter ended 31 March                                         82
2004

Arising in the nine months ended 31                                           14
December 2003
                                                                      ----------

Total STRGL movement for the year                                             96
                                                                      ----------


The actuarial assumptions are set out in note 1 on page 43. In the UK and US, the plan assets had a higher return than assumed which led to a gain.

Discount rates applied to our pension liability have been reviewed. Due to the movement in AA corporate bond rates in the UK and US, we have increased the UK discount rates from 5.25 percent to 5.50 percent leading to a gain, and decreased the US discount rate from 6.25 percent to 5.75 percent leading to a loss.

In the UK plan, the trustees have discretion to credit interest (bonuses) to pension awards. We have reduced this from 4 percent to 3 percent to align with actual expected awards, providing a further gain. Partially offsetting these gains, is a loss arising on mortality assumptions. We have observed an increase in life expectancy since the last funding valuation and consequently have increased the expected costs to pay pensions. Experience gains and losses arise where plan experience differs to membership and demographic assumptions included in the liability calculation.

No significant changes in assumptions were made to schemes in the rest of the world.

The actuarial revisions do not impact the contributions payable into the plans. A funding valuation is planned as at 31 March 2005.

In the first nine months of the year, the reduction in liability of GBP16 million was principally the result of higher than expected asset returns exceeding an actuarial loss caused by previously disclosed changes in inflation assumptions in the UK scheme at 30 September 2003.


LIQUIDITY AND CAPITAL RESOURCES

On 19 May 2003, we completed our financial restructuring as a result of which GBP4,723 million of financial indebtedness was cancelled and new Junior and Senior Notes were issued.

GBP million                                   31 March   31 December      31 March
                                                2004          2003          2003
Restructured Debt                                 -             -        (4,723)
US $ denominated Senior Notes (1)              (265)         (400)            -
US $ denominated Junior Notes (2)                 -          (133)            -
Other bilateral and bank debt                   (40)          (46)          (52)
                                         ----------    ----------    ----------
Gross financial indebtedness                   (305)         (579)       (4,775)
Cash                                            519           687         1,158
                                         ----------    ----------    ----------
Net cash/(financial indebtedness)               214           108        (3,617)
                                              =====         =====         =====

(1) US$717 million upon issue in May 2003 reduced to approximately US$555 million at 31 March 2004 (of which approximately US$68 million is owned by Marconi Corporation plc as a result of market purchases)

(2)     US$487 million upon issue in May 2003 fully redeemed as at 8 March 2004.

The GBP274 million reduction in gross financial indebtedness during the three months to March 2004 primarily resulted from a series of mandatory redemptions of the Group's Junior Notes (GBP110 million) and Senior Notes (GBP84 million) from proceeds of disposals and releases of bonding collateral transferred to the Group's Mandatory Redemption Escrow Account, and a series of repurchases of our Junior Notes (GBP19 million) and Senior Notes (GBP43 million). The balance of GBP18 million related to a reduction in the level of our bilateral debt mainly resulting from repayments and foreign exchange movements (GBP7 million) and favourable foreign exchange translation gains on our US-dollar denominated Junior and Senior debt (GBP11 million). Following the 31 March 2004 a number of events took place to further reduce the amount of senior notes outstanding. On 22 April 2004, we completed the previously announced fourth partial redemption of $27 million of our Senior Notes. In addition on 2 April 2004, we completed the repurchase of $15 million of our Senior Notes, which were transacted prior to the end of the period. Further, on 12 May 2004 we announced the cancellation of all of the Senior Notes previously repurchased by Marconi Corporation plc. As a result, this further reduced the total principal amount outstanding to approximately $445 million (GBP242 million).

At 31 March 2004, the Group's cash and liquid resources totalled GBP519 million (31 December 2003: GBP687 million, 31 March 2003: GBP1,158 million). Of this amount, GBP124 million represented amounts which would be classified as restricted cash, and GBP395 million represented free cash available to the Group. Of the reduction of GBP168 million since 31 December 2003, GBP5 million related to foreign exchange.


Cash Flow

GBP million                                     Three months ended       Year ended
                                                 31 March              31 March
                                             2004       2003       2004       2003

Group operating cash flow before               51         78        151          8
exceptional items
Exceptional operating cash flow (before       (35)       (76)      (131)      (329)
financial restructuring payments)
                                         --------   --------   --------   --------
Group operating cash flow (after               16          2         20       (321)
exceptional items and before financial
restructuring payments)
Returns on investments and servicing of       (35)         7        (72)      (164)
finance
Tax                                            (1)        (1)        (4)        31
Capital expenditure and financial              (2)        (8)        36        (30)
investment
Acquisition and disposals                     120         44        222        433
                                         --------   --------   --------   --------
Group cash flow before financial               98         44        202        (51)
restructuring, use of liquid resources,
and financing
Exceptionals - payment to ESOP                  -          -        (35)         -
creditors
                                         --------   --------   --------   --------
Group cash flow before use of liquid           98         44        167        (51)
resources, and financing
Management of liquid resources                 81        (59)       103       (159)
Cash element of Scheme consideration            -          -       (340)         -
Other net cash outflow from financing        (260)         8       (416)       (40)
                                         --------   --------   --------   --------
(Decrease)/increase in cash and net bank      (81)        (7)      (486)      (250)
balances repayable on demand
                                             ====       ====       ====       ====

Cash Flow for the Three Months and Year Ended 31 March 2004

During the three months ended 31 March 2004, we repaid the remaining Junior Notes and a significant proportion of our Senior Notes, which was the main contributing factor to a decrease in our cash balances. We have generated positive operating cash flow (before exceptional items) this quarter and have been operating cash flow (before exceptional items) positive in every quarter in the year ended 31 March 2004. Our operating cash flow in the quarter (before exceptional items) was more than enough to cover our net capital expenditure, interest and tax liabilities.

Before the impact on cash balances of our financial restructuring, management of liquid resources and repayment of financing, we recorded a cash inflow of GBP98 million in the three months ended 31 March 2004 and a cash inflow of GBP202 million for the year ended 31 March 2004.

On 19 May 2003, upon completion of the financial restructuring, we paid a GBP35 million settlement to our ESOP derivative banks and distributed GBP340 million to scheme creditors. In addition, during the year we used approximately GBP283 million to fund the pay down of the principal on the Junior Notes (with redemption premia of approximately GBP28 million), and GBP127 million to reduce the Senior Notes' principal outstanding to GBP265 million ($487million). The remaining GBP6 million was used to pay down other loans and finance leases.

As a result, our cash and net bank balances repayable on demand decreased by GBP81 million in the three months ended 31 March 2004 and by GBP486 million in the year ended 31 March 2004.

Group Operating Cash Flow before exceptional items
In the three months ended 31 March 2004, the operating loss before exceptional items of GBP14 million was offset by depreciation and amortisation of GBP38 million, non-cash costs relating to share options of GBP10 million and a GBP17 million improvement in working capital. This led to an adjusted operating cash inflow before exceptional items of GBP51 million. The working capital inflow was driven largely by cash receipts from debtors, a one-off receipt of GBP10 million for the settlement of a vendor finance arrangement, and the negotiation of extended payment terms with key suppliers in Europe.

In the year ended 31 March 2004, operating losses before exceptional items of GBP160 million were offset by depreciation and amortisation of GBP171 million, non-cash costs relating to share options of GBP25 million and a GBP115 million improvement in working capital. This improvement was due largely to tight control of cash receipts from trade debtors and the successful renegotiation of shorter payment terms with key customers in Northern Europe. In addition to this, cash was generated through the one time sale of inventory to Elcoteq, our outsourced manufacturer in Germany.

Exceptional Cash Flows (before payment of ESOP settlement and Scheme consideration)
In the three months ended 31 March 2004, we incurred total operating exceptional cash costs of GBP35 million resulting mainly from severance payments of GBP25 million and onerous lease commitments of GBP10 million, GBP5 million of which related to an early termination settlement agreed during the quarter.

In the year ended 31 March 2004, we incurred GBP131 million of operating exceptional cash costs due mainly to severance, onerous lease commitments and operational restructuring payments of GBP97 million, and obligations associated with our financial restructuring of GBP34 million. In addition to the headcount reductions described above the severance payments also included our share of costs incurred to close one of our previously outsourced plants in the UK and transfer manufacturing to lower cost locations. The lease commitments and other obligations related mainly to vacant properties and other assets, which we no longer need to support our downsized and restructured business, and for which we have provided in previous periods.

Returns on Investments and Servicing of Finance
In the three months ended 31 March 2004, we paid interest of GBP14 million, and an additional GBP25 million of financing charges in respect of the 10 per cent premium due on the redemptions of our Junior and Senior Notes. Other net interest received on our cash balances and paid on our bank loans amounted to GBP4 million.

In the year ended 31 March 2004, we paid interest of GBP43 million on our Junior and Senior Loan Notes and an additional GBP41 million of financing charges on their redemption. Other net interest received on our cash balances and paid on our bank loans amounted to GBP12 million.

At 31 March 2004, we had Senior Notes outstanding of GBP265m that bear interest at the rate of 8% per annum and other bilateral bank debt that bears interest at an average rate of 5% per annum.

Tax Paid
We paid GBP4 million net tax in the twelve months ended 31 March 2004, of which GBP1 million was incurred in the three months ended 31 March 2004. The tax paid on the disposal of NAA was GBP8 million and is included in acquisitions and disposals.

Capital Expenditure and Financial Investment
Net capital expenditure and financial investment amounted to a GBP2 million outflow in the three months ended 31 March 2004 and a GBP36 million inflow in the year ended 31 March 2004.

Gross capital expenditure amounted to GBP9 million during the three months ended 31 March 2004 bringing the total spent in the year to 31 March 2004 to GBP29 million. Most of this spend was focused on test equipment and development models for Optical Networks and BBRS products.

In addition to the above, in the year ended 31 March 2004 we generated GBP26 million from the sale of our IT assets to CSC as part of our outsourcing agreement and GBP24 million on the disposal of our stakes in financial investments, primarily Bookham Technology plc, Gamma Telecom Holdings Ltd and Oxford GlycoSciences plc. We received proceeds of a further GBP15 million on the sale of fixed assets including GBP2 million from the German manufacturing outsourcing.

Cash Flows from Acquisitions and Disposals
In the three months to 31 March 2004 we generated a GBP113 million net cash inflow after costs and GBP8 million tax, from the sale of our North American Access business to AFC. We also received GBP7 million from the disposal of other investments which mainly related to the deferred consideration received during the quarter in relation to the previously completed disposal of our 50% stake in GDA.

We generated a net total of GBP222 million as a result of business disposals during the year ended 31 March 2004. This mainly related to the disposal of our North American Access business, our remaining stake in Easynet plc (GBP94 million), cash released from an escrow account following the disposal of Marconi Mobile Access S.p.A. (GBP9 million) and proceeds from other smaller disposals (including deferred considerations received on disposals completed in prior years - GDA, SMS and Marconi Applied Technologies) (GBP12 million). These were partially offset by deferred consideration of approximately GBP6 million that was paid as a result of our acquisition of Northwood Technologies in May 2001.

Cash Flow for the Year Ended 31 March 2003

During the year ended 31 March 2003, we incurred a GBP51 million cash outflow before use of liquid resources and financing. The main components of this were:

i) a net inflow from operating activities before capital expenditure and exceptional items of GBP8 million driven by operating losses being more than offset by a reduction in working capital,
ii) an exceptional cash outflow from operating activities of GBP329 million relating mainly to our operational restructuring,
iii) an outflow from returns on investments and servicing of finance of GBP164 million relating mainly to interest payments on our higher bank and bond debt balances prior to completion of the financial restructuring, and
iv) an inflow from acquisitions and disposals of GBP433 million largely relating to the disposal of the Strategic Communications and Marconi Applied Technologies businesses.

Other cash flows related to net tax repaid of GBP31 million, and cash outflows from capital expenditure and financial investment of GBP30 million.

RISK MANAGEMENT
An update on the position with respect to the risks outlined in the Operating and Financial Review for the three months to 31 December 2003 is provided below.

Liquidity Risk
At 31 March 2004, our cash and liquid resources totalled GBP519 million compared with GBP687 million at 31 December 2003.
Of this total, GBP124 million is restricted cash, and GBP395 million represented free cash available to us at 31 March 2004. The following table sets out the breakdown of these restricted and free cash balances at 31 March 2004 and 31 December 2003:

GBP million                                             31 March     31 December
                                                          2004           2003
Performance Bonds:
Cash collateral on new performance bonding                  35             35
facility
Cash collateral on performance bonds and                    50             72
guarantees
Performance bonding escrow account                           -             38
                                                     ---------      ---------
Total cash collateralised against performance               85            145
bonds
Captive insurance company                                   18             19
Collateral on secured loans in Italy                        11             13
Mandatory Redemption Escrow Account (MREA)                  10             32
                                                     ---------      ---------
Total Restricted Cash                                      124            209
Cash held at subsidiary level and cash in                   74             66
transit
Available Treasury deposits                                321            412
                                                     ---------      ---------
Total Cash and Liquid Resources                            519            687
                                                         =====          =====


During the three months ended 31 March 2004, we were able to release approximately GBP60 million from cash collateral related to performance bonds issued prior to completion of the financial restructuring. This was applied to partial redemption of our Junior and Senior Notes. This included the release of the Existing Performance Bonding Escrow Account into which the Company had deposited approximately $67 million following the completion of the financial restructuring, to cover potential calls for collateral on performance bonds. In addition, the balance on the Mandatory Redemption Escrow Account at 31 December 2003 of GBP32 million was reduced to GBPnil as a result of the redemption on 12 January, and the balance outstanding at 31 March 2004 of GBP10 million was reduced to GBPnil as a result of the redemption on 22 April 2004.

Financial Instruments

Under the terms of the Senior Notes, the Group is permitted to use foreign exchange forwards and options to hedge trade receivables and payables, or exposures arising from the Senior Notes. No other derivatives are permitted. During the year ended 31 March 2004, the Group entered into no new financial instruments, and no financial instruments were outstanding as at 31 March 2004.

It is the Group's policy that there is no trading in financial instruments, and all financial instruments are used for the purpose of financing or hedging identified exposures of the Group.

The main risks faced by the Group in the financial markets are liquidity risk, interest rate risk, foreign currency risk and counterparty risk. The Company's Board reviews and agrees policies for managing each of these. These policies are subject to the restrictions placed upon the Group by the terms of the Senior Notes.

Interest Rate Risk

At 31 March 2004, 95 per cent of our borrowings were at fixed rates of interest. Consequently, our exposure to interest rates will be limited to changes in the interest rates earned on our short-term bank deposits. Under the terms of the Senior Notes, no hedging of this risk is permitted.

During the three months ended 31 March 2004, a 1 per cent increase in interest rates would have led to a GBP1 million increase in interest income in the quarter, and no significant impact on interest expense.

Foreign Exchange Risk

We are exposed to movements in foreign exchange rates against sterling for both trading transactions and the translation of net assets and the profit and loss accounts of overseas subsidiaries. Our main trading currencies are the US dollar, sterling and the euro.

Following our financial restructuring, the majority of our debt (GBP265 million or 87 per cent as at 31 March 2004) is denominated in US dollars. It is our policy to take this US dollar exposure into account when determining the appropriate currency mix of the Group's cash balances.

At 31 March 2004, GBP262 million of our cash balances were denominated in US dollars (GBP421 million as at 31 December 2003), GBP111 million were in sterling (GBP103 million as at 31 December 2003), and GBP110 million in euros (GBP120 million as at 31 December 2003), and the balance of GBP36 million (GBP43 million as at 31 December 2003) in other currencies.

At 31 March 2004, we held approximately euro 74 million (GBP50 million) of cash denominated in euro within the UK, as collateral against bonding facilities and to meet potential cash requirements in the euro zone. Since this cash is designated for euro-denominated cash flow requirements, this cash is not treated as a hedge for accounting purposes, and gains and losses on retranslation of the cash into sterling are taken to net finance income / (expense).

Exchange Rate Sensitivity

As discussed on page 12, our sales and profitability are sensitive to exchange rate fluctuations.

Customer Finance Commitments

We have not issued any new customer finance commitments during the year ended 31 March 2004, and will not require cash resources to fund these activities in the foreseeable future. At 31 March 2004, in respect of the commitments outstanding prior to the reporting period, we had customer finance commitments of approximately GBP26 million (31 December 2003: GBP37 million) of which approximately GBP26 million (31 December 2003: GBP36 million) had been drawn. The reduction in the period to March 2004 resulted from the repayment of an obligation to Marconi from Grande Communications Holdings, Inc. described in other debtors above.

Contract Bonding Facilities

Some customers in the telecommunications market require that bank bonds or surety bonds (issued by insurance companies) are provided to guarantee performance of the equipment supplier. We had a total of GBP141 million of bonds outstanding at 31 March 2004 with both banks and insurance companies worldwide as compared with GBP175 million at 31 December 2003. Following our financial restructuring, we have a committed super-priority bonding facility for a total of GBP50 million of bonding, of which GBP18 million was outstanding at 31 March 2004. The new bonding facility allows Marconi Bonding Limited, a group subsidiary, to procure a total of GBP50 million of performance bonding. These bonds will be fully collateralised, with 50 per cent of the collateral being placed at the time of issuance of the bond (GBP10 million at 31 March 2004 and 31 December 2003) and 50 per cent being rolled over from releases of collateral on existing bonds (maximum GBP25 million deposited prior to 31 December 2003). All collateral relating to bonds issued on behalf of companies previously disposed by Marconi has now been released. A maturity profile of all bonds and guarantees outstanding at 31 March 2004 is set out below:

GBP million               Bonds outstanding   Bonds outstanding
Expiring 31 March,       at 31 March 2004      at 31 December
                                                         2003
2004 or earlier                         8                  27
                 2005                  43                  46
                 2006                   8                  12
                 2007                  58                  60
Thereafter                             17                  18
No expiry date                          7                  12
                                ---------           ---------
                Total                 141                 175
                                    =====               =====

A number of our performance bond arrangements carry rights for the issuer to call for cash collateral, either unconditionally or upon the occurrence of certain events. At 31 March 2004 there was GBP85 million of cash collateral held against outstanding performance bonds. We estimate that at 31 March 2004, performance bond providers had varying conditional or unconditional rights to call for further cash collateral of up to GBP62 million in respect of wholly or partially uncollateralized bonds.


CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                   Note       3 months to       3 months to           Year to           Year to
GBP million                                        31 March          31 March          31 March          31 March
                                                     2004              2003              2004              2003
TURNOVER
Continuing operations              3                  378               405             1,453             1,819
Discontinued operations            3                   16                25               105               183
Group                              2                  394               430             1,558             2,002

OPERATING LOSS
Group operating loss
Excluding goodwill amortisation                        10               (28)              (62)             (308)
and exceptional items
Goodwill amortisation                                 (24)              (22)              (98)             (104)
Operating exceptional items        4a                 (12)              (66)              (81)             (317)
                                   3                  (26)             (116)             (241)             (729)
Continuing operations                                 (27)             (114)             (246)             (678)
Discontinued operations                                 1                (2)                5               (51)
                                   3                  (26)             (116)             (241)             (729)
Share of operating loss of joint
ventures
Excluding goodwill amortisation                         -                (2)               (2)               (8)
and exceptional items
Operating exceptional items        4a                   -                 -                 -               (32)
                                                        -                (2)               (2)              (40)
Share of operating loss of
associates
Excluding goodwill amortisation                         -                (4)               (6)              (27)
and exceptional items
Goodwill amortisation                                   -                (3)               (5)              (10)
Goodwill impairment                                     -                 -                 -               (27)
Operating exceptional items        4b                   -                (4)                -               (25)
                                                        -               (11)              (11)              (89)
                                           ---------------   ---------------   ---------------   ---------------
Total operating loss               2                  (26)             (129)             (254)             (858)

Non-operating exceptional items
Gain on disposal of discontinued   4c                  66                 1                75                (5)
operations
Gain on disposal of joint ventures 4c                   -                 -                77                 -
and associates
Gain on disposal of fixed assets   4c                   6                 3                25                26
and investments in continuing
operations
Merger/demerger items                                   -               123                 -               123
Group share of associates'         4c                   -                 -                 -                (3)
non-operating exceptional items
                                                       72               127               177               141
Amounts written off investments    4d                   -                 1                (2)              (40)
Gain / (loss) on waiver of balance 4e                   -              (129)               25              (315)
payable to M (2003) plc group

Net interest payable
Group                              5                   (5)              (70)              (35)             (242)
Share of associates                                     -                (1)                -                 -
                                                       (5)              (71)              (35)             (242)
Net finance expenditure            6                  (30)              (39)              (82)              (14)
PROFIT/(LOSS) ON ORDINARY
ACTIVITIES BEFORE TAXATION
Excluding goodwill amortisation                       (25)             (144)             (187)             (599)
and exceptional items
Goodwill amortisation and                              36               (96)               16              (729)
exceptional items
                                   2                   11              (240)             (171)           (1,328)
TAX CREDIT/(CHARGE) ON LOSS ON
ORDINARY ACTIVITIES
Excluding tax on goodwill                              11               117                 5               107
amortisation and exceptional
items
Exceptional tax credit/(charge)                        (8)               78                12                78
Share of joint ventures                                 2                 -                 2                 -
                                   7a                   5               195                19               185

PROFIT/(LOSS) ON ORDINARY                              16               (45)             (152)           (1,143)
ACTIVITIES AFTER TAXATION
Equity minority interests                               -                 -                (1)               (1)
                                           ---------------   ---------------   ---------------   ---------------
PROFIT/(LOSS) ON ORDINARY                              16               (45)             (153)           (1,144)
ACTIVITIES ATTRIBUTABLE TO EQUITY
SHAREHOLDERS AND RETAINED PROFIT/
(LOSS) FOR THE PERIOD
                                           ===============   ===============   ===============   ===============
Basic and diluted loss per share   8                                                    (61.4p)         (199.6p)
Basic adjusted loss per share      8                                                    (54.2p)          (86.0p)
                                                                               ===============   ===============



CONSOLIDATED BALANCE SHEET

                                         Note             31 March          31 December             31 March
GBP million                                                     2004                 2003                 2003

FIXED ASSETS
Goodwill                                                       436                  510                  597
Tangible assets                                                148                  173                  243
Investments:
Joint ventures share of gross assets                            10                   10                   17
Joint ventures share of gross                                  (10)                 (10)                 (14)
liabilities
                                                ------------------   ------------------   ------------------
                                                                 -                    -                    3
Associates                                                       6                    7                   44
Other investments                                                3                    2                   16
                                                                 9                    9                   63
                                                ------------------   ------------------   ------------------
                                                               593                  692                  903
CURRENT ASSETS
Stocks and contracts in progress         10                    174                  195                  234
Debtors: amounts falling due within one  11                    388                  438                  581
year
Debtors: amounts falling due after more  11                      5                    5                   32
than one year
Cash at bank and in hand                 12                    519                  687                1,158
                                                ------------------   ------------------   ------------------
                                                             1,086                1,325                2,005

Creditors: amounts falling due within    13                   (577)                (630)              (5,541)
one year
                                                ------------------   ------------------   ------------------
NET CURRENT ASSETS/(LIABILITIES)                               509                  695               (3,536)
                                                ------------------   ------------------   ------------------
Total assets less current liabilities                        1,102                1,387               (2,633)
Creditors: amounts falling due after     13                   (285)                (539)                 (46)
more than one year
Provisions for liabilities and charges   14                   (219)                (259)                (300)
                                                ------------------   ------------------   ------------------
NET ASSETS/(LIABILITIES) BEFORE                                598                  589               (2,979)
RETIREMENT BENEFIT DEFICITS
Retirement benefit scheme deficits                            (246)                (337)                (353)
                                                ------------------   ------------------   ------------------
NET ASSETS/(LIABILITIES) AFTER                                 352                  252               (3,332)
RETIREMENT BENEFIT DEFICITS
                                                   ===============       ===============     ===============

CAPITAL AND RESERVES
Called-up share capital                  15                     50                   50                  143
Shares to be issued                      15                     25                   15                    -
Share premium account                    15                      -                    -                  700
Capital reserve                          15                      9                    9                    9
Capital reduction reserve                15                    283                  334                    -
Profit and loss account                  15                    (17)                (158)              (4,187)
                                                ------------------   ------------------   ------------------
Equity shareholders' interests                                 350                  250               (3,335)
Equity minority interests                                        2                    2                    3
                                                ------------------   ------------------   ------------------
                                                               352                  252               (3,332)
                                                    ===============       ===============     ===============



CONSOLIDATED CASH FLOW STATEMENT

                                      Note     3 months to     3 months to         Year to         Year to
GBP million                                         31 March        31 March        31 March        31 March
                                                      2004            2003            2004            2003

Net cash inflow/(outflow) from         16a              51              78             151               8
operating activities before
exceptional items
Exceptional cash outflows from          4f             (35)            (76)           (166)           (329)
operating activities

Net cash inflow/ (outflow) from
operating activities after
exceptional items
Continuing operations                                   15             (18)            (27)           (246)
Discontinued operations                                  1              20              12             (75)
                                                        16               2             (15)           (321)

Returns on investments and servicing   16b             (35)              7             (72)           (164)
of finance
Tax (paid)/repaid                      16c              (1)             (1)             (4)             31
Capital expenditure and financial      16d              (2)             (8)             36             (30)
investment
Acquisitions and disposals             16e             120              44             222             433
                                             -------------   -------------   -------------   -------------
Cash inflow/(outflow) before use of                     98              44             167             (51)
liquid resources and financing

Net cash inflow/(outflow) from         16f              81             (59)            103            (159)
management of liquid resources
Cash element of Scheme                 16g               -               -            (340)              -
consideration
Other net cash inflow/(outflow) from   16g            (260)              8            (416)            (40)
financing
                                             -------------   -------------   -------------   -------------
DECREASE IN CASH AND NET BANK                          (81)             (7)           (486)           (250)
BALANCES REPAYABLE ON DEMAND
                                             =============   =============   =============   =============



RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET
MONETARY FUNDS/(DEBT)

                                      Note      3 months to      3 months to          Year to          Year to
GBP million                                        31 March         31 March         31 March         31 March
                                                       2004             2003             2004             2003

Decrease in cash and net bank                           (81)              (7)            (486)            (250)
balances repayable on demand
Net cash (inflow)/outflow from                          (81)              59             (103)             159
management of liquid resources
Net cash (inflow)/outflow from                          260               (8)             416               40
decrease in debt and lease
financing
                                             --------------   --------------   --------------   --------------
Change in net monetary funds/(debt)                      98               44             (173)             (51)
resulting from cash flows

Net debt disposed with subsidiaries                       -                7                -               24
Other non-cash changes                                    -             (283)           3,956             (364)
Effect of foreign exchange rate                           8              (82)              48              109
changes
                                             --------------   --------------   --------------   --------------
Movement in net monetary funds/(debt)                   106             (314)           3,831             (282)
in the period

Net monetary funds (debt) at start of 17                108           (3,303)          (3,617)          (3,335)
period
                                             --------------   --------------   --------------   --------------
Net monetary funds/(debt) at end of   17                214           (3,617)             214           (3,617)
period
                                                   ========         ========         ========         ========



CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                        3 months to        3 months to             Year to            Year to
GBP million                                31 March           31 March            31 March           31 March
                                               2004               2003                2004               2003

 Profit/(Loss) on ordinary activities attributable to
                                   the shareholders
Group                                            14                (31)              (142)            (1,015)
Share of joint ventures                           2                 (2)                 -                (40)
Share of associates                               -                (12)               (11)               (89)
                                                 16                (45)              (153)            (1,144)

Exchange differences on                          (8)               (17)                (3)               103
translation
Tax credit on exchange                            -                  3                  -                  -
differences
Actuarial gain/(loss) recognised                 82                104                 96               (269)
on retirement benefit schemes
                                   ----------------   ----------------   ----------------   ----------------
TOTAL RECOGNISED GAINS AND                       90                 45                (60)            (1,310)
LOSSES
                                      =============      =============      =============      =============



RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' INTERESTS


                                Note        3 months to       3 months to             Year to            Year to
GBP million                                    31 March           31 March           31 March           31 March
                                                   2004               2003               2004               2003

Total recognised gains and                           90                 45                (60)            (1,310)
losses
Shares to be issued               15                 10                  -                 25                  -
New share capital and share       15                  -                  -              3,720                  -
premium
Group share of associates'                            -                  -                  -                  3
shares to be issued
                                       ----------------   ----------------   ----------------   ----------------
Total movement in the period                        100                 45              3,685             (1,307)

Equity shareholders' interests                      250             (3,380)            (3,335)            (2,028)
at start of period
                                       ----------------   ----------------   ----------------   ----------------
Equity shareholders' interests                      350             (3,335)               350             (3,335)
at end of period
                                              =========          =========          =========          =========



NOTES TO THE preliminary ACCOUNTS


1. ACCOUNTING POLICIES

Financial information in the preliminary accounts is presented on the basis of the UK accounting policies of Marconi Corporation plc as set out in the Annual Report and Accounts for the year ended 31 March 2003. The unaudited results for the year should therefore be read in conjunction with the Marconi Corporation plc 2003 Annual Report and Accounts. The financial information does not comprise statutory accounts for the purposes of Section 240 of the Companies Act 1985 and has not been audited. The balance sheet information at 31 March 2003 has been extracted from the Annual Report and Accounts of Marconi Corporation plc for the year then ended. The audit report on those accounts, which have been delivered to the Registrar of Companies, was unqualified and did not contain a statement under Section 237 (2) or (3) of the Companies Act 1985.


Pensions and other retirement benefits

At 31 March 2004, an actuarial assessment of our pension schemes was undertaken. For the UK and US plans, the largest of the Group's pension schemes, the following actuarial assumptions have been adopted:

                                             At           At          At
                                       31 March     31 March    31 March
                                           2004         2003        2003
                                       per cent     per cent    per cent
UK scheme
Inflation assumption                       2.75         2.75        2.50
Discount rate                              5.50         5.25        5.25
Rate of general increase in                4.75         4.75        4.50
salaries
Rate of increase in pensions in            2.75         2.75        2.50
payment
Rate of increase in deferred               2.75         2.75        2.50
pensioners
Rate of credited interest                  3.00         4.00        4.00

US schemes
Inflation assumption                       2.50         2.50        2.50
Discount rate                              5.75         6.25        6.25
Rate of general increase in                5.10         5.10        5.10
salaries

The impact of changes to assumptions and disclosure of settlement losses in the period are discussed on page 32.


Currency Translation

Transactions denominated in foreign currencies are translated into the functional currency at the rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated at the rates prevailing at that date. These translation differences are dealt with in the profit and loss account with the exception of certain gains and losses arising under hedging transactions in prior periods.

Profits and losses of overseas subsidiaries, joint ventures and associates and cash flows of overseas subsidiaries are translated at the average rates of exchange during the period. Non-sterling net assets are translated at year-end rates of exchange. Key rates used are as follows:

             Average rates       Period-end rates
               Year to    Year to
               31 March   31 March     31 March    31 March
                   2004       2003         2004        2003

US dollar        1.7023     1.5538       1.8379      1.5807

Euro             1.4435     1.5499       1.4956      1.4486

The differences arising from the restatement of profits and losses and the retranslation of the opening net liabilities to period end rates are taken to reserves.


2.       SEGMENTAL ANALYSIS

Analysis of results and net assets/(liabilities) by class of business

                                    (Loss) / profit
GBP million                                before tax                    Turnover  Net assets / (liabilities)
                                   Year to 31 March            Year to 31 March       31 March     31 March
                                 2004          2003          2004          2003          2004          2003

Network equipment                 (55)         (244)          897         1,036            17           196
Network services                   54            52           556           743
Central costs                     (66)          (56)            -             -
Other                              (5)          (43)            -            40             -           (30)
                          -----------   -----------   -----------   -----------   -----------   -----------
Continuing operations             (72)         (291)        1,453         1,819            17           166
Discontinued operations            10           (17)          105           183             -             9
                          -----------   -----------   -----------   -----------   -----------   -----------
                                  (62)         (308)        1,558         2,002            17           175
                                                           ======        ======
Goodwill amortisation             (98)         (104)                                      436           597
Operating exceptional             (81)         (317)
items (Note 4a)
                          -----------   -----------
Group operating loss             (241)         (729)
Joint ventures                     (2)          (40)                                        -             3
Associates                        (11)          (89)                                        6            44
                          -----------   -----------
Total operating loss             (254)         (858)
Non-operating exceptional         177           141
items (Note 4c)
Amounts written off                (2)          (40)
investments (Note 4d)
Gain on waiver of balance          25          (315)
payable to M (2003) plc
group (Note 4e)
Net interest payable and          (35)         (242)                                      217        (3,198)
interest bearing assets
and liabilities (Note 5)

Net finance expenditure           (82)          (14)
(Note 6)
Unallocated net                                                                          (324)         (550)
liabilities
Non-interest bearing                                                                        -          (403)
amounts owing to M (2003)
plc companies not in
Marconi Corporation plc
group
                          -----------   -----------                               -----------   -----------
                                 (171)       (1,328)                                      352        (3,332)
                               ======        ======                                    ======        ======

Goodwill arising on acquisitions is amortised over a period not exceeding 20 years. Separate components of goodwill are identified and amortised over the appropriate useful economic life. The remaining goodwill on the balance sheet will be amortised over an average period of approximately 5 years. It is not practical to disclose goodwill amortisation on a segmental basis as any allocation would be arbitrary.

The net assets of Network Equipment and Network Services cannot be separately identified as the same assets are generally used to generate sales in each of these segments. The results of these segments are separately reportable. Central costs include GBP31 million of share option and related payroll costs (2003:
GBPnil). Other consists of previous non-core businesses sold in the year ended 31 March 2004. Certain assets and liabilities cannot be allocated by class of business or territory. These principally consist of taxation, retirement benefits and central provisions.

Sales by Group companies to joint ventures and associates amounted to GBP21 million (2003: GBP30 million). Purchases from joint ventures and associates amounted to GBP1 million (2003: GBPnil).


Analysis of turnover by class of business

                                                    To customers in the                    To customers
GBP million                                                United Kingdom                        Overseas
Year to 31 March                                   2004            2003            2004            2003

Network equipment                                   158             228             739             808
Network services                                    258             265             298             478
Other                                                 -               8               -              32
                                          -------------   -------------   -------------   -------------
Continuing operations                               416             501           1,037           1,318
Discontinued operations                               -              11             105             172
                                          -------------   -------------   -------------   -------------
                                                    416             512           1,142           1,490
                                                =======         =======         =======         =======

NARF                                                  9                             391
Non-NARF                                            407                             646
                                          -------------                   -------------
Continuing operations                               416                           1,037
                                                =======                         =======


Analysis of turnover by territory of destination

GBP million
Year to 31 March                         2004      2003

United Kingdom                            416       512
Other EMEA                                521       708
North America                             470       548
CALA                                       44        72
APAC                                      107       162

                                        1,558     2,002

Analysis of operating loss (including share option charges but before goodwill amortisation and exceptional items), turnover and net assets/(liabilities) by territory of origin

                            Operating (loss)/profit                        Turnover        Net assets/(liabilities)
                                            Year to                         Year to
GBP million                                31 March                        31 March                        31 March
                               2004            2003            2004            2003            2004            2003

UK (incl. central               (41)           (105)            467             703              16             233
costs)
Other EMEA                      (60)           (133)            510             673             (39)           (130)
North America                    48             (44)            486             552              50              83
CALA                             (1)              3              42              57              (5)              8
APAC                             (8)            (29)             53              17              (5)            (19)
                      -------------   -------------   -------------   -------------   -------------   -------------
                                (62)           (308)          1,558           2,002              17             175
                            =======         =======         =======         =======         =======         =======

North America includes some smaller operations which are excluded from the NARF, in particular the Group's wireless software and services activities.



3. GROUP OPERATING LOSS (EXCLUDING JOINT VENTURES)

                                                                        Exceptional
GBP million                              Continuing     Discontinued            items            Total
3 months to 31 March 2004

Turnover                                      378               16                -              394
Cost of sales                                (259)             (11)               -             (270)
                                   --------------   --------------   --------------   --------------
Gross profit                                  119                5                -              124

Selling and distribution                      (41)               -                -              (41)
expenses
Administrative expenses - other               (27)              (1)             (12)             (40)
Research and development                      (43)              (2)               -              (45)
Goodwill amortisation                         (23)              (1)               -              (24)
                                   --------------   --------------   --------------   --------------
Administrative expenses - total               (93)              (4)             (12)            (109)
Other operating income                          -                -                -                -
                                   --------------   --------------   --------------   --------------
Operating (loss)/profit                       (15)               1              (12)             (26)
                                         ========         ========         ========         ========

                                                                 Exceptional
GBP million                           Continuing    Discontinued         items      Total
3 months to 31 March 2003

Turnover                                   405             25             -         430
Cost of sales                             (306)           (19)           (4)       (329)

Gross profit/(loss)                         99              6            (4)        101

Selling and distribution expenses          (51)            (2)            -         (53)
Administrative expenses - other            (20)             -           (62)        (82)
Research and development                   (59)            (4)            -         (63)
Goodwill amortisation                      (20)            (2)            -         (22)

Administrative expenses - total            (99)            (6)          (62)       (167)
Other operating income                       3              -             -           3

Operating loss                             (48)            (2)          (66)       (116)
                                       ========       ========      ========    ========

In the three months ended 31 March 2004, share option and related payroll costs of GBP12 million (2003: GBPnil) are included within selling and distribution expenses, administrative expenses and research and development.

All exceptional items, charged to operating expenses relate to continuing operations. Exceptional items are shown in further detail in Note 4.

The Group disposed of its North American Access business during the three months ended 31 March 2004, this activity is shown as discontinued in the note above.



                                                                           Exceptional
GBP million                             Continuing      Discontinued             items             Total
Year to 31 March 2004

Turnover                                     1,453               105                 -             1,558
Cost of sales                               (1,058)              (77)                9            (1,126)
                                   ---------------   ---------------   ---------------   ---------------
Gross profit                                   395                28                 9               432

Selling and distribution                      (187)               (6)                -              (193)
expenses
Administrative expenses - other                (98)               (2)              (90)             (190)
Research and development                      (187)              (10)                -              (197)
Goodwill amortisation                          (93)               (5)                -               (98)
                                   ---------------   ---------------   ---------------   ---------------
Administrative expenses - total               (378)              (17)              (90)             (485)
Other operating income                           5                 -                 -                 5
                                   ---------------   ---------------   ---------------   ---------------
Operating (loss)/profit                       (165)                5               (81)             (241)
                                          ========          ========          ========          ========


                                                                         Exceptional
GBP million                              Continuing      Discontinued           items             Total
Year to 31 March 2003

Turnover                                     1,819               183               -             2,002
Cost of sales                               (1,445)             (149)            (21)           (1,615)
                                   ---------------   ---------------   -------------   ---------------
Gross profit/(loss)                            374                34             (21)              387

Selling and distribution                      (258)              (19)              -              (277)
expenses
Administrative expenses - other               (106)               (7)           (296)             (409)
Research and development                      (300)              (27)              -              (327)
Goodwill amortisation                          (96)               (8)              -              (104)
                                   ---------------    --------------   -------------   ---------------
Administrative expenses - total               (502)              (42)           (296)             (840)
Other operating income/(expenses)               (1)                2               -                 1
                                   ---------------   ---------------   -------------   ---------------
Operating loss                                (387)              (25)           (317)             (729)
                                          ========          ========         =======          ========

In the year ended 31 March 2004, share option and related payroll costs of GBP31 million (2003: GBPnil) are included within selling and distribution expenses, administrative expenses and research and development.

All exceptional items, except for GBP26 million in the year ended 31 March 2003 charged to operating expenses, relate to continuing operations. Exceptional items are shown in further detail in Note 4.

The Group disposed of its Strategic Communications business during the year ended 31 March 2003 and its North American Access business during the year ended 31 March 2004, these activities are shown as discontinued in the note above.



4. EXCEPTIONAL ITEMS

These items have been analysed as follows:

a) Operating exceptional items

GBP million
Year to 31 March                                                2004            2003

Restructuring costs - included in cost of        (i)               9             (21)
sales
                                                       -------------   -------------
Impairment of tangible fixed assets             (ii)               -             (36)
Restructuring and reorganisation costs           (iii)           (89)           (277)

System implementation costs                     (iv)               -               7
Increase in provision for litigation             (v)              (5)              -
settlement
Releases in respect of doubtful debts           (vi)               4              10
                                                       -------------   -------------
Included in administrative expenses                              (90)           (296)
                                                       -------------   -------------
Group operating exceptional items                                (81)           (317)
Share of joint ventures' operating exceptional   (vii)             -             (32)
items
                                                       -------------   -------------
Total operating exceptional items (excluding                     (81)           (349)
associates)
                                                             =======         =======

i) In the year to 31 March 2004, GBP9 million was credited to restructuring costs within cost of sales. GBP6 million of this relates to the release of liability provisions held against the outsourcing of certain manufacturing operations to Jabil Circuit Inc due to a revision in our outsourcing plans. GBP3 million was received for stock, previously fully provided for through an exceptional charge, and subsequently utilised by Jabil. In the year to 31 March 2003, GBP21 million was the net amount charged in relation to the Jabil outsourcing arrangement.

ii) In the year to 31 March 2003, in light of declining industry and economic trends on its current and expected future operations, the Group reassessed the carrying values of goodwill and tangible fixed assets. As a consequence tangible fixed assets were impaired by GBP36 million.

iii) As part of the Group's cost reduction actions, a charge of GBP89 million (2003: GBP277 million) was recorded during the year to 31 March 2004. This includes GBP13 million for the costs of the financial restructuring, GBP64 million for employee severance and the balance for site rationalisation and other restructuring costs. The site rationalisation costs reflect charges associated with the closure and consolidation of various sites around the world as part of the business restructuring.

iv) During the year to 31 March 2002, the Group planned to implement a new global IT system. In light of the then subsequent revised trading outlook and the continued focus on cost reduction, the implementation was terminated. During the year to 31 March 2003, the Group was able to revise its previous estimate of the overall costs leading to the release of GBP7 million from the amounts accrued in the year to 31 March 2003.

v) In Part X, section 15.4 of our listing particulars we made disclosure of the lawsuit file by Bell Communications Research. Inc, now known as Telcordia Technologies Inc., or Telcordia. On 12 January 2004, we entered into a binding memorandum of understanding with Telcordia wherein we agreed to pay Telcordia $23.5 million (approximately GBP13 million) in exchange for a license to Telcordia's ATM patent portfolio and as full and final settlement of all outstanding claims. We are in the process of negotiating formal definitive agreements. As consequence of this claim, we have reassessed our provisioning level and made an exceptional charge of GBP5 million to our operating results in the year ended 31 March 2004.

vi) In light of the declining market and economic trends the Group experienced during the year to 31 March 2002, an exceptional provision against bad and doubtful debts was charged. Of this amount, GBP4 million was reassessed and released to the profit and loss account in the year to 31 March 2004. In the year to 31 March 2003, GBP10 million previously provided for, was paid by the Group's debtors.

vii) During the year ended 31 March 2003, the Group recorded its GBP32 million share of the operating exceptional charges of its joint ventures. Of this, GBP31 million related to the impairment of intangible fixed assets in Ultramast Ltd.


Analysis by segment

GBP million
Year to 31 March                                                  2004               2003

Network Equipment and Network Services                             (81)              (304)
Other                                                                -                 13
                                                      ----------------   ----------------
Continuing operations                                              (81)              (291)
Discontinued operations                                              -                (26)
                                                      ----------------   ----------------
                                                                   (81)              (317)
                                                             =========          =========
United Kingdom                                                     (22)                21
Other EMEA                                                         (25)              (235)
US                                                                 (25)               (82)
CALA                                                                (5)               (13)
APAC                                                                (4)                (8)
                                                      ----------------   ----------------
                                                                   (81)              (317)
                                                             =========          =========


b) Associates' operating exceptional items

The Group recorded GBPnil (2003: GBP25 million) of operating exceptional charges of its associates, in respect of Easynet Group Plc. These charges related to impairment of goodwill and tangible fixed assets, and restructuring and reorganisation costs.


c) Non-operating exceptional items

GBP million
Year to 31 March                                                 2004              2003

Gain/(loss) on disposal of discontinued operations                 75                (5)
Gain on disposal of joint ventures and associates                  77                 -
Gain on disposal of fixed assets and investments in                25                26
continuing operations
Merger/demerger receipts                                            -               123
Group share of associates' non-operating exceptional                -                (3)
items
                                                      ---------------   ---------------
Included in non-operating exceptional items                       177               141
                                                             ========          ========

In the year ended 31 March 2004, the gain on disposal of discontinued operations of GBP75 million related to the disposal of our North American Access business of GBP66 million and recognition of deferred consideration of GBP9 million on the disposal of Strategic Communications sold in the year ended 31 March 2003. The GBP77 million gain on disposal of joint ventures and associates related to the gain on disposal of Easynet (GBP76 million) and Confirmant (GBP1 million). The GBP25 million gain on disposal of fixed assets and investments in continuing operations comprised a gain on disposal of Marconi Mobile Access S.p.A. of GBP9 million, and other fixed asset investments of GBP22 million, is partially offset by a pension settlement loss of GBP6 million on the disposal of GDA.

In the year ended 31 March 2003, the loss on disposal of discontinued operations resulted from the sale of Strategic Communications (GBP41 million) offset by the release of provisions relating to the disposal of the Group's Systems businesses (Medical, Commerce and Data Systems). A curtailment gain of GBP28 million in respect of pension liabilities was recognised principally following the sale of the Group's 50 per cent share of GDA in March 2002. The balance mainly relates to gains on property disposals. Merger/demerger receipts of GBP123 million related to the release of a provision due to the settlement of the ESOP derivative.


d) Amounts written off investments

The change in value of the Group's investments is accounted for in line with the group accounting policy whereby listed investments are marked to their market value at the end of each reporting period and unlisted investments are held at the lower of cost and recoverable value.


e) Gain on waiver of balance payable to M (2003) plc

As part of the restructuring, Marconi Corporation plc and its subsidiaries entered into an agreement with M (2003) plc and its direct subsidiaries to reassign and waive balances between the M (2003) plc group and the Marconi Corporation plc group. At 31 March 2003, Marconi Corporation plc provided for amounts due to it from M (2003) plc and its direct subsidiaries which are no longer considered to be recoverable. The gain of GBP25 million arose from a direct subsidiary of M (2003) plc waiving payment of the balance on 19 May 2003.

Amounts written off in 2003 of GBP315 million were in respect of a funding receivable from M (2003) plc in the year to 31 March 2003 related to amounts which the Company no longer considered to be recoverable.


f) Exceptional cash flows

GBP million
Year to 31 March                                                   2004               2003

Operating
ESOP settlement                                                     (35)                 -
Restructuring and related costs                                    (126)              (297)
Systems implementation costs                                          -                (17)
                                                       ----------------   ----------------
Continuing                                                         (161)              (314)
Discontinued - Restructuring and related costs                       (5)               (15)
                                                       ----------------   ----------------
                                                                   (166)              (329)
                                                              =========          =========
Non-operating and financing
Scheme consideration                                               (340)                 -
Disposal of tangible fixed assets                                    26                 28
Net proceeds on disposal of interests in subsidiary                 222                433
companies, joint ventures and associates
                                                       ----------------   ----------------
                                                                    (92)               461
                                                              =========          =========


5. NET INTEREST PAYABLE

GBP million
Year to 31 March                                                    2004                2003

Interest receivable
Loans and deposits                                                    17                  28
Other                                                                  -                  17
                                                       -----------------   -----------------
Interest receivable total                                             17                  45

Income from listed fixed asset investments                             -                   1

Interest payable
Bank loans, loan notes and overdrafts (2004: less                    (52)               (288)
interest accrual release of GBP3 million)
                                                       -----------------   -----------------
Net interest payable                                                 (35)               (242)
                                                               =========           =========



6. NET FINANCE EXPENDITURE

GBP million
Year to 31 March                                                   2004               2003

Finance costs
Exceptional write off of capitalised losses on swaps                (46)                 -
Interest on pension scheme liabilities                             (145)              (163)
Loss on unhedged foreign exchange borrowings                          -                (11)
Premium on redemption of Junior and Senior Notes                    (41)                 -
Other                                                                 -                 (2)
                                                       ----------------   ----------------
Finance costs total                                                (232)              (176)
                                                              =========          =========
Finance income
Expected return on pension scheme assets                            138                157
Swap and bond amortisation                                            -                  5
Net gain on cash and unhedged foreign exchange                       12                  -
borrowings
                                                       ----------------   ----------------
Finance income total                                                150                162
                                                              =========          =========

Net finance expenditure                                             (82)               (14)
                                                              =========          =========


7. TAX

a) Tax credit on loss on ordinary activities

GBP million
Year to 31 March                                                   2004               2003

Current taxation
Corporation tax 30 per cent (2003: 30 per cent)                       -                  -
UK overprovision in respect of prior years                          (20)              (155)
Overseas tax (including tax on disposal of businesses)               12                  -

Overseas tax overprovision in respect of prior years                 (3)               (30)
Joint ventures and associates                                        (2)                 -

Deferred tax - timing differences                                    (6)                 -
                                                       ----------------   ----------------
                                               Total                (19)              (185)
                                                              =========          =========

A non-operating exceptional net tax credit of GBP12 million (2003: GBP78 million) arose due to the release of tax provisions of GBP20 million in respect of prior years following the Marconi Corporation plc Scheme of Arrangement offset by a tax charge of GBP8 million on the disposal of the North American Access business.

b) Factors that may affect future tax charges
Deferred tax assets have not been recognised in respect of operating losses, pension scheme deficits, and exceptional expenditure as the Group is not sufficiently certain that it will be able to recover those assets within a relatively short period of time.


8. LOSS PER SHARE

Basic and diluted loss per share is calculated by reference to a weighted average of 249.0 million ordinary shares (2003: 573.3 million ordinary shares) in issue during the period.

The effect of share options is anti-dilutive for each period presented and has therefore been excluded from the calculation of diluted weighted average number of shares.

An adjusted basic loss per share has been presented in order to highlight the underlying performance of the Group, and is calculated as set out in the table below.


Reconciliation of loss per share excluding goodwill amortisation and exceptional items:


Year to 31 March                                          2004                     2003
                                                            Loss per                   Loss per
                                                   Loss        share         Loss         share
                                            GBP million        Pence  GBP million         Pence

Loss and basic loss per share                      (153)       (61.4)      (1,144)      (199.6)
Exceptional items
Operating exceptional items                          81         32.5          317         55.3
Joint venture's operating exceptional                 -            -           32          5.6
items
Associate's operating exceptional items               -            -           25          4.4
Non-operating exceptional items                    (177)       (71.1)        (141)       (24.6)
Amounts revalued/(written off) investments            2          0.8           40          7.0
Gain on waiver of balance payable to M              (25)       (10.0)         315         54.9
(2003) plc group
Goodwill amortisation and impairment                103         41.4          141         24.6
Write off of capitalised losses on swaps             46         18.4            -            -
Exceptional tax credit                              (12)        (4.8)         (78)       (13.6)
                                             ----------   ----------   ----------   ----------
                                                   (135)       (54.2)        (493)       (86.0)
                                                  =====        =====        =====        =====

Using the number of shares in issue at 31 March 2004 (200 million), the pro forma basic and diluted loss per share was 76.5 pence and the adjusted basic loss per share was 67.5 pence.


9. SHARE OPTIONS

As previously announced at the time of the financial restructuring, the Company has granted nil cost share options to its executive directors and senior managers. In total, using numbers and prices following the 1 for 5 share consolidation, which took effect on 9 September 2003, options over 15.2 million ordinary shares were granted on 24 June 2003, with options over a further 1 million shares granted on 1 September 2003 and 1.5 million shares on 12 February 2004. The adjusted mid market closing price of a Marconi Corporation plc share on the dates of grant were 293.75 pence on 24 June 2003, 455 pence on 1 September 2003 and 717 pence on 12 February 2004.

Under UK GAAP, the cost of these options will be spread over the five performance periods defined in the nil cost share option plan set out in the Group's prospectus dated 31 March 2003. The plan has five performance targets, each having a period in which the options over shares will vest. The first four performance targets have now been met. The overall impact on the Group's Profit and Loss Account over the life of the Plan through to the financial year ending 31 March 2007, assuming the final performance target is also met, will be approximately GBP60 million before payroll tax. The GBP60 million charge is a non-cash item. The operating loss for the year to 31 March 2004 has been charged with GBP25 million (2003: GBPnil) and shares to be issued in the balance sheet have been credited with GBP25 million. We expect the charge to be GBP23 million in the year ended 31 March 2005, GBP9 million in the year to 31 March 2006 and GBP3 million in the year to 31 March 2007.

On 30 June 2003, the Company granted market value share options to employees. In total, options over 6.3 million ordinary shares have been granted. Under UK GAAP, the only cost of these options will be employer payroll taxes incurred when the share options vest. The performance conditions are the same as the nil cost share option plan.


10. stocks and contracts in progress

                                              31 March      31 December         31 March
GBP million                                         2004             2003             2003

Raw materials and bought in                         59               64               89
components
Work in progress                                    41               42               60
Long term contract work in progress                  6                6               11
Finished goods                                      69               84               76
Payments on account                                 (1)              (1)              (2)
                                        --------------   --------------   --------------
                                                   174              195              234
                                              ========         ========         ========


11.          DEBTORS

                                             31 March    31 December       31 March
GBP million                                        2004           2003           2003

Amounts falling due within one year:
Trade debtors                                     309            315            464
Amounts owed by joint ventures and                 17             21             30
associates
Other debtors                                      36             73             57
Prepayments and accrued income                     26             29             30
                                         ------------   ------------   ------------
                                                  388            438            581
Amounts falling due after more than one
year:
Trade debtors                                       4              4              2
Other debtors                                       -              -             29
Prepayments and accrued income                      1              1              1
                                         ------------   ------------   ------------
                                                    5              5             32
                                         ------------   ------------   ------------
                                                  393            443            613
                                              =======        =======        =======


12. Cash at bank and in hand

                                             31 March    31 December       31 March
GBP million                                        2004           2003           2003

Cash and bank deposits repayable on               406            491            934
demand
Other cash deposits                               113            196            224
                                         ------------   ------------   ------------
Cash at bank and in hand                          519            687          1,158
                                              =======        =======        =======
Included in the amounts above are
restricted cash of:
Secured                                            11             13            812
Collateral against bonding facilities              85            145            135
Held by captive insurance company                  18             19             17
Mandatory redemption escrow account                10             32              -
                                         ------------   ------------   ------------
Restricted cash                                   124            209            964
Other                                             395            478            194
                                         ------------   ------------   ------------
Cash at bank and in hand                          519            687          1,158
                                              =======        =======        =======

In Note 17, liquid resources amounting to GBP113 million at 31 March 2004 consists of restricted cash (GBP124 million) less secured amounts (GBP11 million) plus cash held on deposit that is not available within 24 hours (GBPnil).


13. CREDITORS

                                              31 March     31 December        31 March
GBP million                                       2004            2003            2003

Amounts falling due within one year
Bonds                                                -               -           2,147
Loan notes                                           8              26               -
Bank loans and overdrafts
Repayable on demand                                 14              15           2,194
Other                                                4               2               1
                                         -------------   -------------   -------------
                                                    26              43           4,342

Payments received in advance                        56              55              76
Trade creditors                                    155             150             174
Amounts owed to fellow subsidiaries of M             -               -             403
(2003) plc
Amounts owed to joint ventures and                   -               1               9
associates
Current taxation                                   104             110             137
Other taxation and social security                  25              20              22
Other creditors                                     77              92             193
Accruals and deferred income                       134             159             185
                                         -------------   -------------   -------------
                                                   577             630           5,541
                                               =======         =======         =======
Amounts falling due after more than one
year
Loan notes                                         257             507               -
Bank loans and overdrafts                           20              27              30
Obligations under finance leases                     2               2               -
                                         -------------   -------------   -------------
                                                   279             536              30
Accruals and deferred income                         6               3              16
                                         -------------   -------------   -------------
                                                   285             539              46
                                               =======         =======         =======



14. PROVISIONS FOR LIABILITIES AND CHARGES

                                                                     Warranties
                                             Share      Deferred            and
GBP million                 Restructuring    options           tax      contracts       Other      Total

At 1 April 2003                      64         35             6             89         106        300
Disposals                             -          -             -             (5)         (3)        (8)
Reclassification from                 8          -             -              -           9         17
creditors
Charged                              45          -             -             51          16        112
Released                             (7)         -            (6)            (5)         (7)       (25)
Utilised                            (66)       (35)            -            (42)        (22)      (165)
Exchange rate                        (3)         -             -             (4)         (5)       (12)
adjustment
                           ------------   --------   -----------   ------------   ---------   --------
At 31 March 2004                     41          -             -             84          94        219
                                 ======      =====        ======         ======       =====      =====
At 31 December 2003                  63          -             6             90         100        259
                                 ======      =====        ======         ======       =====      =====

Restructuring provisions mainly comprise expected costs for termination of employee contracts (GBP14 million) and costs for properties no longer occupied, onerous lease contracts and future scheme administration costs (in total GBP27 million). The associated outflows are generally expected to occur over the next year with vacant property costs being incurred over the next five years.

Share option provisions at 1 April 2003 related to amounts paid to the ESOP derivative banks on 19 May 2003 in settlement of the potential ESOP derivative dispute.

Warranties and contracts mainly comprise expected cost of maintenance under guarantees, other work in respect of products delivered and losses on contract work in progress in excess of related accumulated costs. The associated outflows are generally expected to occur over the lives of the products and contracts which are long term in nature.

Other provisions mainly comprise expected employee related claims, environmental liabilities mainly in North America, Telcordia and other litigation, captive insurance balances, payroll taxes on share options, other post retirement agreements and merger and acquisition balances held against warranties provided on the disposal of businesses.

Employee related claims relate to industrial injuries for which historical data is currently being reviewed and assessed by actuaries.


15. EQUITY SHAREHOLDERS' INTERESTS

a) Share capital
                                                          Number of shares                GBP

Fully paid ordinary shares of 5p each
Shares allotted at 1 April 2003                              2,866,250,735        143,312,537
Converted to non-voting deferred shares and                 (2,866,250,735)      (143,312,537)
cancelled
New ordinary shares issued                                   1,000,000,000         50,000,000
Shares issued before share consolidation                             9,840                492
Share consolidation (1 for 5)                                 (800,007,872)                 -
Shares issued after share consolidation                             20,343              5,086
                                                     ---------------------   ----------------
Allotted ordinary shares at 31 March 2004 (25p each)           200,022,311         50,005,578
                                                              ============          =========

Unissued ordinary shares at 1 April 2003                     3,133,749,265        156,687,463
Converted to non-voting deferred shares and                 (3,133,749,265)      (156,687,463)
cancelled
New unissued ordinary shares                                 2,133,749,265        106,687,463
Shares issued before share consolidation                            (9,840)              (492)
Share consolidation (1 for 5)                               (1,706,991,540)                 -
Shares issued after share consolidation                            (20,343)            (5,086)
                                                     ---------------------   ----------------
Unissued ordinary shares at 31 March 2004 (25p each)           426,727,542        106,681,885
                                                              ============          =========

Authorised ordinary shares at 31 March 2004 (25p               626,749,853        156,687,463
each)
                                                              ============          =========

As a consequence of the share consolidation, which took effect on 9 September 2003 following shareholder approval, the number of Marconi Corporation plc shares outstanding was reduced from around 1 billion shares with nominal value of 5 pence each to approximately 200 million shares with nominal value of 25 pence each. Every five shares of 5p each were consolidated into one new share of 25p with entitlements to fractions of new shares aggregated and sold in the market for the benefit of the related shareholders.


b) Reserves
                                  Shares         Share                     Capital          Profit
                                   to be       premium       Capital     reduction        and loss
GBP million                       issued       account       reserve       reserve         account         Total

At 1 April 2003                        -           700             9             -          (4,187)       (3,478)
Cancellation of old share              -             -             -             -             143           143
capital
Arising on new shares                  -         3,670             -             -               -         3,670
issued
Loss retained for the                  -             -             -             -            (153)         (153)
period
Exchange differences                   -             -             -             -              (3)           (3)
Added in the period                   25             -             -             -               -            25
Actuarial gain on retirement           -             -             -             -              96            96
benefit schemes
Transfer on capital                    -        (4,370)            -           343           4,027             -
reduction
Losses transferred                     -             -             -           (60)             60             -
                             -----------   -----------   -----------   -----------   -------------   -----------
At 31 March 2004                      25             -             9           283             (17)          300
                                  ======        ======        ======        ======         =======        ======
At 31 December 2003                   15             -             9           334            (158)          200
                                  ======        ======        ======        ======         =======        ======

On 21 May 2003, the High Court approved a reduction of share capital of GBP143 million and reduction of share premium of GBP4,370 million. The balances have been credited to the Company profit and loss reserve which stood at GBP4,170 million deficit at 31 March 2003. The High Court determined that any surplus over the deficit at 31 March 2003 was to be held as a non-distributable reserve which would be transferred to the profit and loss reserve as losses are incurred or when all creditors as at 21 May 2003 have been satisfied. Company losses of GBP60 million have been transferred in the period.


16. CASH FLOW

a) Net cash inflow/(outflow) from operating activities before exceptional items


GBP million
Year to 31 March 2004                           Continuing     Discontinued            Total

Group operating loss after exceptional                (246)               5             (241)
items
Operating exceptional items (Note 4(a))                 81                -               81
                                            --------------   --------------   --------------
Group operating loss before exceptional               (165)               5             (160)
items
Depreciation charge                                     70                3               73
Goodwill amortisation                                   93                5               98
Shares to be issued related to share                    25                -               25
options
Decrease in stock                                       49                -               49
Decrease/(increase) in debtors                         152               (4)             148
(Decrease)/increase in creditors                       (81)               7              (74)
(Decrease)/increase in provisions                       (9)               1               (8)
                                            --------------   --------------   --------------
                                                       134               17              151
                                                  ========         ========         ========

Year to 31 March 2003                           Continuing     Discontinued            Total

Group operating loss after exceptional                (678)             (51)            (729)
items
Operating exceptional items (Note 4(a))                291               26              317
                                            --------------   --------------   --------------
Group operating loss before exceptional               (387)             (25)            (412)
items
Depreciation charge                                    126                9              135
Goodwill amortisation                                   96                8              104
Decrease/(increase) in stock                           246              (13)             233
Decrease in debtors                                     98               81              179
Decrease in creditors                                 (117)            (114)            (231)
(Decrease)/increase in provisions                        6               (6)               -
                                            --------------   --------------   --------------
                                                        68              (60)               8
                                                  ========         ========         ========


b) Returns on investments and servicing of finance

GBP million
Year to 31 March                                               2004           2003

Income from loans, deposits and investments                      17             45
Interest paid                                                   (48)          (209)
Premium on redemption of Junior and Senior Notes                (41)             -
                                                       ------------   ------------
                                                                (72)          (164)
                                                            =======        =======

Of the above amount, continuing operations account for an outflow of GBP72 million (2003: GBP162 million) and discontinued operations an outflow of GBPnil (2003: GBP2 million).


c) Tax (paid)/repaid

GBP million
Year to 31 March                                               2004           2003

UK corporation tax repaid                                         -             52
Overseas tax paid                                                (4)           (21)
                                                       ------------   ------------
                                                                 (4)            31
                                                            =======        =======

All the above amounts relate to continuing operations.


d) Capital expenditure and financial investment

GBP million
Year to 31 March                                              2004          2003

Purchases of tangible fixed assets                             (29)          (43)
Purchases of fixed asset investments                             -           (20)
Sales of tangible fixed assets                                  41            30
Sales of fixed asset investments                                24             3
                                                       -----------   -----------
                                                                36           (30)
                                                            ======        ======

Sales of tangible fixed assets shown above include an amount of GBP26 million relating to information technology assets, (2003: GBP26 million of property disposals and GBP2 million of car fleet disposals).

Of the above amount, continuing operations account for an inflow of GBP35 million (2003: GBP24 million outflow) and discontinued operations an inflow of GBP1 million (2003: GBP6 million outflow).


e) Acquisitions and disposals

GBP million
Year to 31 March                                              2004          2003

Investments in subsidiary companies                             (6)           (3)
Sales of interests in subsidiary companies                     136           377
Sales of interests in associates and joint ventures             98            46
Net (cash) / overdraft disposed with subsidiary                 (6)           13
companies
                                                       -----------   -----------
                                                               222           433
                                                            ======        ======


f) Net cash inflow/(outflow) from management of liquid resources

Comprising term deposits generally of less than one year and other readily disposable current asset investments:

GBP million
Year to 31 March                                               2004           2003

Deposits made with banks and similar financial                 (410)          (167)
institutions
Deposits withdrawn from banks and similar financial             513              8
institutions
                                                       ------------   ------------
                                                                103           (159)
                                                            =======        =======


g) Net cash outflow from financing

GBP million
Year to 31 March                                                2004           2003

Decrease in bank loans                                            (5)           (63)
Decrease in loan notes                                          (410)             -
Capital element of finance lease payments                         (1)            (1)
Increase in loans from M (2003) plc and subsidiaries of            -             24
M (2003) plc
Scheme consideration                                            (340)             -
                                                        ------------   ------------
                                                                (756)           (40)
                                                             =======        =======


17. ANALYSIS OF NET MONETARY FUNDS / (DEBT)

                              At                  Non-cash         Other       Exchange           At         At
                         1 April     Cash       changes on      non-cash           rate       31 Mar     31 Dec
GBP million                 2003     flow    restructuring       changes     adjustment         2004       2003

Cash at bank and in          934     (492)               -             -            (36)        406         491
hand
Overdrafts                   (22)       6                -             -              2         (14)        (15)
                                   ------
                                     (486)

Liquid resources             224     (103)               -             -             (8)        113         196
Amounts falling due
within one year
Bank loans                (2,173)       5            2,147            (9)            26          (4)         (2)
Bonds                     (2,147)       -            2,165             -            (18)          -           -
Loan notes                     -        -                -            (8)             -          (8)        (26)
Finance leases                 -        1                -            (1)             -           -           -
Loans from M (2003)         (403)       -              403             -              -           -           -
plc and fellow
subsidiaries of M
(2003) plc
Amounts falling due
after more than one
year
Bank loans                   (30)       -                -             9              1         (20)        (27)
Loan notes                     -      410             (756)            8             81        (257)       (507)
Finance leases                 -        -                -            (2)             -          (2)         (2)
                                   ------
                                      416
                       ---------   ------   --------------   -----------   ------------   ---------   ---------
                          (3,617)    (173)           3,959            (3)            48         214         108
                           =====     ====         ========        ======        =======       =====       =====

Of the cash flow, GBP340 million relates to amounts paid out as scheme consideration and GBP35 million in respect of the ESOP derivative banks. Non-cash adjustments relate mainly to the Group's restructuring of bond and bank debt which was schemed on 19 May 2003 when new debt was issued.


18. CONTINGENT LIABILITIES

                                           31 March   31 December      31 March
GBP million                                    2004          2003          2003

Contingent liabilities at period end             20            20            20
                                           ========      ========      ========


Litigation

Contingent liabilities relate mainly to the cost of legal proceedings, which in the opinion of the Directors, are not expected to have a materially adverse effect on the Group and industrial injury claims currently being reassessed.

The Group is engaged in a number of legal proceedings relating to shareholder class actions, patent and other claims under contracts. The Group is vigorously defending these claims, the estimated cost of which is disclosed above, and the Directors currently believe that the claims are unlikely to be settled for amounts resulting in material cash or other asset outflows.


Guarantees

At 31 March 2004, the Group had provided third parties with guarantees, performance bonds and indemnities, the exercise of which is considered to be remote.


19. POST BALANCE SHEET EVENTS

Following the 31 March 2004 a number of events took place to further reduce the amount of senior notes outstanding. On 22 April 2004, we completed the previously announced fourth partial redemption of $27 million of our Senior Notes. In addition on 2 April 2004, we completed the repurchase of $15 million of our Senior Notes, which were transacted prior to the end of the period. Further, on 12 May 2004 we announced the cancellation of the Senior Notes previously repurchased by Marconi Corporation plc. As a result, this further reduced the total principal amount outstanding to approximately $445 million (GBP242 million).

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MARCONI CORPORATION PLC



                                       By:     ____M Skelly____

                                       Name:   M Skelly
                                       Title:  Company Secretary


Date: May 18 2004